AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1999
                                                    REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                               APPLE SUITES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                                             306 EAST MAIN STREET
                                                           RICHMOND, VIRGINIA 23219
                VIRGINIA                                        (804) 643-1761                              54-1933472
  (State or other jurisdiction of            (Address, including zip code, and telephone number,              (I.R.S. Employer
  incorporation or organization)      including area code, of Registrant's Principal Executive Offices)     Identification No.)

                                ---------------
                                GLADE M. KNIGHT
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                               APPLE SUITES, INC.
                              306 EAST MAIN STREET
                            RICHMOND, VIRGINIA 23219
                                 (804)643-1761
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:


                            LESLIE A. GRANDIS, ESQ.
                      MCGUIRE, WOODS, BATTLE & BOOTHE LLP
                                ONE JAMES CENTER
                              901 EAST CARY STREET
                            RICHMOND, VIRGINIA 23219
                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time following the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ---------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ---------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ---------------
If  the  delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED           PER SHARE               PRICE           REGISTRATION FEE
Common Shares, no par value .........       1,666,666.67         $  9.00             $ 15,000,000            $ 4,170
Common Shares, no par value .........      28,500,000.00         $ 10.00             $285,000,000            $79,230
====================================================================================================================================

                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 26, 1999



PROSPECTUS





                              APPLE SUITES, INC.


                                 COMMON SHARES


     We are a Richmond, Virginia-based company. We plan to elect to be treated as a real estate investment trust for federal income tax purposes. We will focus on corporate apartments and extended-stay hotel properties located primarily in selected southeastern and southwestern metropolitan areas.
However, we own no properties at this time.

     This is an initial public offering of up to 30,166,666.67 common shares of Apple Suites, Inc. If a minimum of 1,666,666.67 common shares are not sold within one year after the date of this prospectus, we will terminate this offering of common shares and all money received will be refunded to investors with interest.

     CONSIDER   CAREFULLY   THE  RISK  FACTORS  BEGINNING  ON  PAGE  8  OF  THIS
PROSPECTUS.  THIS  OFFERING INVOLVES CERTAIN RISKS AND INVESTMENT CONSIDERATIONS
INCLUDING:

   o There will be no public trading market for the common shares for an indefinite period of time, if ever. Investors may be unable to resell their common shares or may be able to resell their common shares only at a substantial discount from the purchase price.

   o We will pay substantial compensation to third parties for advisory, acquisition and disposition, and other services. This compensation has been established without the benefit of arms-length negotiation.

================================================================================

                                                                    Proceeds to
                                 Price to                          Apple Suites,
                                  Public          Commissions          Inc.
Per Share(1) .............    $       9.00       $      .675       $      8.325
Minimum Offering .........    $ 15,000,000       $ 1,125,000       $ 13,875,000
Maximum Offering .........    $300,000,000       $22,500,000       $277,500,000

================================================================================
(1) Once the minimum offering of $15,000,000 is achieved, the per share offering price will rise to $10 and the selling commission per share will become $0.75.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              ------------------


                         DAVID LERNER ASSOCIATES, INC.
                 477 JERICHO TURNPIKE, SYOSSET, NEW YORK 11791


                 THE DATE OF THIS PROSPECTUS IS APRIL 26, 1999.

                               TABLE OF CONTENTS





                                                                                     PAGE
                                                                                    -----
SUMMARY ...........................................................................   5
 Apple Suites, Inc ................................................................   5
 The Advisor and Affiliates .......................................................   5
 Risk Factors .....................................................................   5
 The Offering .....................................................................   5
 Estimated use of Proceeds ........................................................   6
 Investment Objectives and Policies; Liquidity ....................................   6
 Distributions Policy .............................................................   6
 Capital Stock ....................................................................   7
 Compensation .....................................................................   7
RISK FACTORS ......................................................................   8
 Absence of Public Trading Market .................................................   8
 Compensation to the Advisor and Affiliates is Payable Before Distributions and
   Will Reduce Investors' Return ..................................................   8
 Acquisition, Advisory and Other Fees and Expenses Will Reduce Return .............   9
 Conflicts of Interest ............................................................   9
 Investment in a Single Industry ..................................................   9
 Dependence on Lessees Because We Are a Reit ......................................  10
 Lack of Control over Management and Operations of Our Properties .................  10
 Operational Limitations Associated with Franchise Agreements .....................  10
 Lack of Operating History; No Assurance of Success ...............................  10
 Size of Offering -- Possible Lack of Diversification and Lower Return ............  11
 Delay in Investment in Real Property .............................................  11
 No Specified Properties ..........................................................  11
 Arbitrary Share Offering Prices ..................................................  11
 Operating Risks ..................................................................  11
 Competition ......................................................................  11
 Adverse Consequences of Failure to Qualify as a Reit .............................  11
 Market Illiquidity ...............................................................  12
 No Restriction on Changes in Investment and Financing Policies ...................  12
 Potential Dilution of Shareholders' Interests ....................................  12
 Certain Anti-takeover Provisions; Ownership Limits ...............................  13
 Possible Environmental Liabilities ...............................................  13
 Costs of Compliance with Americans with Disabilities Act and Similar Laws ........  13
 Year 2000 ........................................................................  13
 Risks Associated with Forward-Looking Statements Included in this Prospectus .....  14
ESTIMATED USE OF PROCEEDS .........................................................  15
COMPENSATION ......................................................................  17
CONFLICTS OF INTERESTS ............................................................  19
 General ..........................................................................  19
 Transactions with Affiliates and Related Parties .................................  19
 Competition between Us and Affiliates ............................................  20
 Competition for Management Services ..............................................  20
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES .......................................  21

                                                                       PAGE
                                                                      -----
 Investment Policies ................................................  21
 Borrowing Policies .................................................  21
 Reserves ...........................................................  22
 Sale Policies ......................................................  22
 Changes in Objectives and Policies .................................  22
DISTRIBUTIONS POLICY ................................................  24
BUSINESS ............................................................  25
 General ............................................................  25
 Business Strategies ................................................  25
 Description of Leases ..............................................  25
 Term ...............................................................  25
 Base Rent; Participating Rent ......................................  25
 Homewood Suites ....................................................  26
 Other Real Estate Investments ......................................  26
 Legal Proceedings ..................................................  26
 Regulation .........................................................  26
 General ............................................................  26
 Americans With Disabilities Act ....................................  26
 Environmental Matters ..............................................  27
 Insurance ..........................................................  28
 Available Information ..............................................  28
MANAGEMENT ..........................................................  29
 Classification of the Board ........................................  29
 Committees of the Board ............................................  30
 Director Compensation ..............................................  30
 Indemnification and Insurance ......................................  30
 Officer Compensation ...............................................  30
 Stock Incentive Plan ...............................................  30
 The Incentive Plan .................................................  31
 Directors' Plan ....................................................  32
 Stock Option Grants ................................................  33
THE ADVISOR AND AFFILIATES ..........................................  34
 General ............................................................  34
 The Advisory Agreement .............................................  34
 Apple Suites Realty Group, Inc .....................................  35
 Prior Performance of Programs Sponsored by Glade M. Knight .........  36
PRINCIPAL AND MANAGEMENT SHAREHOLDERS ...............................  37
FEDERAL INCOME TAX CONSIDERATIONS ...................................  38
 General ............................................................  38
 REIT Qualification .................................................  38
 Sources of Gross Income ............................................  39
 75% Gross Income Test ..............................................  39
 95% Gross Income Test ..............................................  40
 Failing the 75% or 95% Tests; Reasonable Cause .....................  40
 Character of Assets Owned ..........................................  41

                                                                         PAGE
                                                                        -----
 Annual Distributions to Shareholders .................................  41
 Taxation as a Reit ...................................................  42
 Failure to Qualify as a Reit .........................................  43
 Taxation of Shareholders .............................................  43
 Backup Withholding ...................................................  44
 Taxation of Tax Exempt Entities ......................................  44
 Taxation of Foreign Investors ........................................  45
 State and Local Taxes ................................................  46
ERISA CONSIDERATIONS ..................................................  46
CAPITALIZATION ........................................................  48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ............................................  49
Overview ..............................................................  49
PLAN OF DISTRIBUTION ..................................................  50
DESCRIPTION OF CAPITAL STOCK ..........................................  53
 Dividend and Distribution Rights .....................................  53
 Voting Rights ........................................................  53
 Preferred Stock ......................................................  54
 Restrictions on Transfer .............................................  54
 Facilities for Transferring Common Shares.............................  55
 Warrants .............................................................  56
SUMMARY OF ORGANIZATIONAL DOCUMENTS ...................................  57
 Board of Directors ...................................................  57
 Responsibility of Board of Directors, Advisor, Officers and Employees   57
 Issuance of Securities ...............................................  58
 Redemption and Restrictions on Transfer ..............................  59
 Amendment ............................................................  59
 Shareholder Liability ................................................  59
SALES LITERATURE ......................................................  60
REPORTS TO SHAREHOLDERS ...............................................  60
LEGAL MATTERS .........................................................  60
EXPERTS ...............................................................  60
INDEX TO FINANCIAL STATEMENTS .........................................  F-1

                                    SUMMARY

     The following information supplements, and should be read in conjunction with, the information contained in this prospectus.


APPLE SUITES, INC.

     We are a Richmond, Virginia-based company. We plan to elect to be treated as a real estate investment trust for federal income tax purposes. As a real estate investment trust, we will generally not be subject to federal income tax. We will, however, be subject to a number of organizational and operational requirements and limitations.

     We will focus on corporate apartments and extended-stay hotel properties located primarily in selected southeastern and southwestern metropolitan areas. However, we own no properties at this time.

     We are located at 306 East Main Street, Richmond, Virginia and our telephone number is (804) 643-1761.


THE ADVISOR AND AFFILIATES

     Apple Suites Advisors, Inc. will provide us with the day-to-day management of our company. Apple Suites Advisors, Inc. does not have any significant assets. Apple Suites Realty Group, Inc. will provide us with property acquisition and disposition services. Apple Suites Realty Group, Inc. has no significant assets.

     Because we are precluded under federal tax laws from operating our corporate apartments and extended-stay hotel properties, we will enter into leases for each of our hotel properties. We anticipate that substantially all our hotel properties will be leased to Apple Suites Management, Inc. Apple Suites Management, Inc. has no significant assets.

     All of the common shares of the Apple Suites Advisors, Inc., Apple Suites Realty Group, Inc. and Apple Suites Management, Inc. are owned by Glade M. Knight, who is our president and Chairman of the Board.

     To avoid confusion with Apple Suites, Inc., we will refer in this prospectus to Apple Suites Advisors, Inc. as the Advisor and to Apple Suites Realty Group, Inc. as the Broker.


RISK FACTORS

     AN INVESTMENT IN OUR SECURITIES INVOLVES A NUMBER OF RISKS. WE URGE YOU TO CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 8 BEFORE YOU DECIDE TO PURCHASE OUR COMMON SHARES.


THE OFFERING

     We are offering common shares at $9 per common share until a minimum of 1,666,666.67 common shares ($15,000,000) have been sold. Thereafter, the common shares will be offered at $10 per common share. The common shares are being offered through David Lerner Associates, Inc.

     If at least $15,000,000 of common shares have not been sold within one year after the date of this prospectus, we will terminate this offering of common shares and all moneys received will be refunded to investors with interest.

     This offering of common shares will continue until all the common shares offered under this prospectus have been sold or until one year from the date of this prospectus, unless we terminate the offering at an earlier date or extend the offering for up to an additional year. In some states, extension of the offering may not be allowed or may be allowed only upon certain conditions. An initial closing will occur after the minimum offering of $15,000,000 is achieved. Thereafter, closings will occur from time to time during the offering period.


     ESTIMATED USE OF PROCEEDS. The proceeds of the offering will be used (i) to pay expenses and fees of selling the common shares; (ii) to invest in properties; (iii) to pay expenses and fees associated with acquiring properties; and (iv) to establish a working capital reserve. See "Estimated Use of Proceeds."


     On April 20, 1999, we obtained a line of credit in a principal amount of up to $1 million to fund our start-up costs. The lender is First Union National Bank. This line of credit bears interest at LIBOR plus 1.50%. Interest is payable monthly and the principal balance and all accrued interest are due in full on October 20, 1999. Glade M. Knight, our president and Chairman of the Board, has guaranteed repayment of the loan. We expect to repay this debt with proceeds from the sale of common shares.


     INVESTMENT OBJECTIVES AND POLICIES; LIQUIDITY. Prior to this offering there has been no public market for the common shares, and initially such a market is not expected to develop. We do not plan to cause the common shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we, acting through our Board of Directors, may cause the common shares to be so listed or quoted if the Board of Directors determines such action to be prudent, there can be no assurance that such an event will ever occur. Prospective shareholders should view the common shares as illiquid and must be prepared to hold their investment for an indefinite length of time. Currently, we expect that within approximately three (3) years from the initial closing, we will use our best efforts either (i) to cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System or (ii) to dispose of substantially all of our properties in a manner which will permit distributions to shareholders of cash or marketable securities. Either course of action will be conditioned on the Board of Directors determining such action to be prudent and in the best interests of the shareholders, and would be intended to provide shareholders with liquidity either by initiating the development of a market for the common shares or by disposing of properties and distributing to shareholders cash or other securities then being actively traded. However, we are under no obligation to take any of the foregoing actions, and any such action, if taken, might be taken after the referenced three-year period. See "Risk Factors -- Absence of Public Trading Market."


     We intend to purchase our properties either on an all-cash basis or using limited interim borrowings. We will endeavor to repay any interim borrowing with proceeds from the sale of common shares and thereafter to hold our properties on an unleveraged basis. However, for the purpose of flexibility in operations, we have the right, subject to the approval of the Board of Directors, to borrow. See "Policies with Respect to Certain Activities -Borrowing Policies."


     The investment return to shareholders from us will likely be less than could be obtained by a shareholder's direct acquisition and ownership of the same properties because (i) we will pay, partly to affiliates of certain members of the Board of Directors, substantial "front-end" fees (that is, fees paid directly from funds received from sales of the common shares) to sell the shares and acquire properties, which will reduce the net proceeds available for investment in properties; and (ii) we will likely pay, principally to the Advisor and the Broker substantial advisory and related compensation, which will reduce funds available for distribution to shareholders.


DISTRIBUTIONS POLICY


     We intend to make distributions in accordance with federal income tax rules applicable to real estate investment trusts. We intend to pay regular quarterly distributions to our shareholders.

CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 common shares, no par value, 240,000 Class B Convertible shares, no par value, and 15,000,000 shares of preferred stock, no par value. As of the date of this prospectus, there were 10 common shares of our company issued and outstanding. See "Principal and Management Shareholders."


COMPENSATION

     We do not pay our officers salaries. Our officers are also officers of the Advisor and the Broker which are entitled to receive fees for services rendered by them to us. Our officers are, in essence, compensated by those entities. The compensation and reimbursements payable to the Advisor and the Broker are listed below. See "Compensation." Except as indicated, the maximum dollar amount of such compensation and reimbursements is not now determinable.

o The Advisor is entitled to receive an annual asset management fee, based upon the ratio of "Funds from Operations" to "Total Contributions" (this ratio is called the "Return Ratio") of between 0.1% and 0.25% of Total Contributions. The percentage used to determine the asset management fee will be 0.1% if the Return Ratio for the preceding calendar quarter is 6% or less, 0.15% if the Return Ratio for the preceding calendar quarter is more than 6% but not more than 8%, and 0.25% if the Return Ratio for the preceding calendar quarter is more than 8%. ("Funds from Operations" is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real property, and after adjustments for significant non-recurring items and unconsolidated partnerships and joint ventures, if any. "Total Contributions" is defined as the gross proceeds from the sale of the common shares.) See "The Advisor and Affiliates -- The Advisory Agreement."

o Assuming the minimum offering amount of $15,000,000 is sold, the annual asset management fee would be between $15,000 and $37,500. Assuming the maximum offering amount of $300,000,000 is sold, the annual asset management fee would be between $300,000 and $750,000. We believe that "Funds from Operations" is an appropriate measure to use in determining the fees to be paid to the Advisor because it ties compensation to an indicator of performance, namely an industry-recognized measure of funds available from operations. "Funds from Operations" is not the same as cash generated from operating activities in accordance with generally accepted accounting principles, and, therefore, should not be considered as an alternative to net income as an indication of the company's performance or to cash flows as a measure of liquidity.

o The Broker will serve as the real estate broker in connection with our purchases and sales of properties, and will receive fees from us of up to 2% of the gross purchase price of each property and up to 2% of the gross sale prices. If the person from whom we purchase or to whom we sell a property pays any fee to the Broker that amount will decrease the amount of our obligation to the Broker. The Broker will not be entitled to any disposition fee in connection with a sale of a property by us to any affiliate of the Broker, but will be reimbursed for its costs in marketing such property. See "Compensation."

o The Advisor and the Broker will be entitled to reimbursement for actual costs incurred by them in connection with the operation of our Company.

o Under certain circumstances we may request that the Advisor and the Broker provide other services or property to us under certain conditions in exchange for fees. Those circumstances generally include the requirement that the transaction be approved by the affirmative vote of a majority of the "Independent Directors," who are those directors who are not affiliated with either the Advisor or the Broker. We currently have no plans to request the material services or property of the type described in this paragraph.

                                 RISK FACTORS

     An investment in our common shares involves various risks. You should carefully consider the following information, in conjunction with the other information contained in this prospectus, before making a decision to purchase our common shares.


ABSENCE OF PUBLIC TRADING MARKET

     Prior to this offering, there has been no public market for our common shares, and initially we do not expect such a market to develop. We do not plan to cause our common shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we, acting through our Board of Directors, may cause the common shares to be so listed or quoted if the Board of Directors determines such action to be prudent, there can be no assurance that such an event will ever occur. Prospective shareholders should view the common shares as illiquid and must be prepared to hold their shares for an indefinite length of time. Shareholders may be unable to resell their common shares at all, or may be able to resell them only later at a substantial discount from the purchase price. Thus, the purchase of common shares should be considered a long-term investment.

     Currently, we expect that within approximately three (3) years from the initial closing of the $15,000,000 minimum offering, we will use our best efforts either (i) to cause our common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System or (ii) to dispose of substantially all of our properties in a manner which will permit distributions to our shareholders of cash or marketable securities. Either type of action will be conditioned on the Board of Directors determining such an action to be prudent and in the best interests of our shareholders, and would be intended to provide shareholders with liquidity either by initiating the development of a market for our common shares or by disposing of properties and distributing to our shareholders cash or other securities then being actively traded. However, we are under no obligation to take any of the foregoing actions, and any such action, if taken, might be taken after the three-year period mentioned above.

     The feasibility of causing our common shares to be listed or quoted will depend upon many factors, many of which are not presently determinable or are not within our control. These factors would include general economic and market conditions, our satisfaction of the legal listing or quotation requirements in effect at such time, our economic performance during the interim period, and our financial condition at the time listing or quotation is considered. In addition, the size of our company (in terms of its total assets and the diversification of its property portfolio), which will reflect the number of shares sold in this offering, will bear upon the feasibility of listing or quoting our shares for trading. In general, a smaller company size may make it less feasible for us to cause the listing or quotation of our common shares.

     The feasibility of disposing of our properties will also depend on many factors, many of which are not presently determinable or are not within our control. General economic and market conditions will affect the demand, if any, for our properties and the prices which might be offered for them. Adverse developments affecting the market value of our properties after acquisition of a property by us may materially affect its market value. Even if some properties are attractive to prospective purchasers, we may determine that it is imprudent to dispose of only a portion of our portfolio. Conversely, the larger we are, the less likely it is that we will be able to dispose of substantially all of our properties within a relatively short period of time. If we receive marketable securities or other property, rather than cash, for the sale of our properties, we and any subsequent holders of such property will bear a risk of decrease in the value of such property.


COMPENSATION TO THE ADVISOR AND AFFILIATES IS PAYABLE BEFORE DISTRIBUTIONS AND WILL REDUCE INVESTORS' RETURN

     The Advisor and the Broker will receive substantial compensation from us in exchange for various services they have agreed to render to us. See "Compensation." This compensation has been established without the benefits of arms-length negotiation, and the payment of such compensation from proceeds of the offering and property revenues will reduce the amount of proceeds available for investment in properties, or the cash available for distribution, and will therefore tend to reduce the return on our shareholders' investments. In addition, the compensation is generally payable regardless of our profitability, and is generally payable prior to, and without regard to whether we have sufficient cash for distributions.


ACQUISITION, ADVISORY AND OTHER FEES AND EXPENSES WILL REDUCE RETURN

     The investment return to our shareholders likely will be less than could be obtained by a shareholder's direct acquisition and ownership of the same properties because (i) we will pay, principally to affiliates of certain members of the Board of Directors, substantial "front-end" fees and expenses to sell the common shares, and acquire properties, which will reduce the net proceeds available for investment in properties; and (ii) we will pay, principally to the Advisor and the Broker substantial advisory and related compensation, which will reduce cash available for distribution to shareholders. Thus, for example, if only 86.5% of the gross proceeds of the offering are available for investment in properties revenues may be reduced by 13.5% compared to revenues in the absence of such front-end fees.


CONFLICTS OF INTEREST

     The Advisor and the Broker will be subject to various conflicts of interest in their dealings with us. See "Conflicts of Interest." Generally, such conflicts of interest arise because certain of our directors and officers (i) are also principals in other companies which will enter into contracts with us (principally for asset management and acquisition and disposition services), and
(ii) are, and will in the future be, principals in other real estate investment transactions or programs which may compete with us. Other possible transactions involving conflicts of interest include our acquisition of properties or borrowings from the Advisor or an affiliate (which is permitted under the conditions summarized in "Investment Objectives and Policies Investment Criteria and -- Borrowing Policies").

     We will pay the Broker an acquisition fee in connection with each acquisition of a property, and a disposition fee in connection with certain property dispositions. As a consequence, the Broker may have an incentive to recommend the purchase or disposition of a property, in order to receive a fee, rather than based upon our best interests. The Advisor will receive a fee which is a percentage of the total consideration we receive from sale of common shares and therefore it could have an incentive to close the sales of shares as rapidly as possible.

     As discussed under "Conflicts of Interest," we have implemented certain policies and procedures designed to eliminate or ameliorate the effects of potential conflicts of interest. For example, our business and affairs, including, without limitation, all of the relationships between us, on the one hand, and the Advisor and the Broker on the other hand, are under the supervision and control of our Board of Directors, a majority of whom is not affiliated with either entity. In evaluating the significance of a majority of the Board of Directors being unaffiliated, prospective shareholders should bear in mind that Mr. Knight may have an influence on the Board of Directors disproportionate in relation to his voting power, since he is involved with our management and our properties on a daily basis. In general, if a person with responsibilities to both us and to an entity either contracting with or competing against us were to resolve a potential conflict of interest against our interest, our operations could be adversely affected. However, in light of the policies and procedures implemented to ameliorate the effects of potential conflicts of interest, we do not believe that the potential conflicts of interest will have a material adverse effect upon our ability to realize our investment objectives, although there can be no assurance to this effect.


INVESTMENT IN A SINGLE INDUSTRY

     Our current strategy is to acquire interests primarily in corporate apartment and extended-stay hotel properties. As a result, we are subject to the risks inherent in investing in a single industry. A downturn in the corporate apartment and extended-stay hotel industry may have more pronounced effects on the amount of cash available to us for distribution than if we had diversified our investments.

DEPENDENCE ON LESSEES BECAUSE WE ARE A REIT

     Due to certain federal income tax restrictions, we cannot directly operate our corporate apartment and extended-stay hotel properties. Therefore, we intend to lease our corporate apartment and extended-stay hotel properties to lessees who will manage the properties. Our revenues and our ability to make distributions to our shareholders will depend solely upon the ability of our lessees to make rent payments under their leases. Generally, we will receive from our lessees, under our leases, both a base rent and a percentage of gross sales above a certain minimum level. As a result, we will participate in the economic operations of our properties only through our share of gross revenue. Any failure by our lessees to make their rent payments would adversely affect our ability to make distributions to our shareholders.

     Our lessees will be affected by factors beyond their control such as changes in general economic conditions, the level of demand for corporate apartment and extended-stay hotel facilities and the related services of our properties, competition in the lodging and hospitality industry, the ability of our lessees to maintain and increase gross revenues at our properties, and other factors relating to the operations of our properties.

     Although failure on the part of our lessees to materially comply with the terms of a lease (including failure to pay rent when due) will give us the non-exclusive right to terminate the lease, repossess the property and enforce the payment obligations under the lease, we would then be required to find another lessee to lease the property since we cannot operate corporate apartment and extended-stay hotel properties directly. In addition, it is possible that we would be unable to enforce the payment obligations under the leases following any termination. There can be no assurance that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a new lease on terms as favorable to us.


LACK OF CONTROL OVER MANAGEMENT AND OPERATIONS OF OUR PROPERTIES

     In order to maintain our real estate investment trust status, we may not operate our properties. We will be dependent on the ability of our lessees to operate and manage our properties. As a result, we will be unable to directly implement strategic business decisions with respect to the determination of corporate and extended-stay hotel rates, food and beverage operations and certain similar matters.


OPERATIONAL LIMITATIONS ASSOCIATED WITH FRANCHISE AGREEMENTS

     Our lessees will operate a substantial number of our properties pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy of creating specific business plans tailored to each property and to each market.

     Such standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict our lessees' ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. In addition, compliance with such standards could require our lessees, as franchisees, to incur significant expenses or capital expenditures. Action or inaction on our part or by our lessees could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.


     In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.


LACK OF OPERATING HISTORY; NO ASSURANCE OF SUCCESS

     We do not have an operating history. There is no assurance that we will operate successfully or achieve our objectives.

SIZE OF OFFERING -- POSSIBLE LACK OF DIVERSIFICATION AND LOWER RETURN

     We initially will be funded with contributions of not less than $15,000,000. Our profitability could be affected by the number of common shares sold. In the event we receive only the minimum offering of $15,000,000, we will invest in fewer properties. The fewer properties purchased, the greater the potential adverse effect of a single unproductive property upon our profitability since a reduced degree of diversification will exist among our properties. In addition, the returns on those common shares sold will be reduced as a result of allocating our expenses among the smaller number of shares.


DELAY IN INVESTMENT IN REAL PROPERTY

     We may experience delays in finding suitable properties to acquire. Pending investment of the proceeds of this offering in real estate, and to the extent such proceeds are not invested in real estate as described herein, the proceeds may be invested in certain permitted temporary investments. See "Investment Objectives and Policies -- General." The rate of return on those investments has fluctuated in recent years and may be different from the return obtainable from real property.


NO SPECIFIED PROPERTIES

     The specific properties in which the proceeds of this offering are to be invested have not been identified as of the date of this prospectus. A prospective shareholder will, therefore, have no information as to the identification or location of specific properties to be purchased by us, or as to the financing terms (if any) or other relevant economic and financial data affecting those properties. However, when at any time during the offering period we believe that there is a reasonable probability that any specific property will be acquired, this prospectus will be supplemented to provide a description of the property and the anticipated terms of its purchase, financing and management.


ARBITRARY SHARE OFFERING PRICES

     The per-share offering prices ($9 until the minimum offering of $15,000,000 is achieved and thereafter $10) have been established arbitrarily by us. Neither prospective investors nor shareholders should assume that the per-share prices reflect the intrinsic or realizable value of the common shares or otherwise reflects our value, earnings or other objective measures of worth. The increase in the per-share offering price from $9 to $10 once the minimum offering is achieved is also not based upon or reflective of any objective indicia of increased company or share value.


OPERATING RISKS

     Our properties are subject to all operating risks common to corporate apartment and extended-stay hotel properties, such as the risk of increased unemployment in markets where our properties are located. The occurrence of any or all of these risks might adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. These properties will also be subject to the risk that tenants will be unable or unwilling to pay rent increases. The local markets may limit the extent to which rents may be increased to meet increased operating expenses without decreasing occupancy rates. If our properties do not generate sufficient revenue to meet operating expenses, including debt service and capital expenditures, our cash flow and our ability to make distributions to shareholders may be adversely affected.


COMPETITION

     Our properties compete directly with other corporate apartment and extended-stay hotel properties and other short-term rental properties in markets in which our properties are located. We generally compete on the basis of location, quality and rates. Such competition could reduce our occupancy levels and rental revenues, which could adversely affect our operations.


ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Qualification as a real estate investment trust, or REIT, involves the application of highly technical and complex Internal Revenue Code provisions for which there are limited judicial or administrative interpretations. Qualification is also subject to various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must make distributions to our shareholders annually aggregating at least 95% of our taxable income, excluding net capital gains. New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to our shareholders because of the additional tax liability. In addition, distributions to our shareholders would no longer qualify for the dividends paid deduction and we would no longer be required to make such distributions. To the extent we would have made distributions in anticipation of qualifying as a REIT, we might be required to borrow funds or liquidate certain investments in order to pay the applicable tax.

MARKET ILLIQUIDITY

     Real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to promptly vary our portfolio in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code relating to REITs limit our ability to sell properties held for fewer than four years. This limitation may affect our ability to sell properties without adversely affecting returns to our shareholders.

NO RESTRICTION ON CHANGES IN INVESTMENT AND FINANCING POLICIES

     Our Board of Directors approves our investment and financing policies, including our policies with respect to growth, debt, capitalization and payment of distributions. Although the Board of Directors has no present intention to amend or waive its current policies, it could do so at any time, or from time to time, at its discretion without a vote of our shareholders. A change in these policies could adversely affect our financial condition or results of operations and could adversely affect the market price of our securities. See "Policies with Respect to Certain Activities."

POTENTIAL DILUTION OF SHAREHOLDERS' INTERESTS

     Glade M. Knight, who is a Director, Chairman of the Board and President, and others will hold certain Class B Convertible shares which are convertible into common shares, as described under "Principal and Management Shareholders." The conversion by them of such Class B Convertible shares into common shares will result in dilution of the shareholders' interests. Assuming all common shares offered by this prospectus are sold, and all of the authorized Class B Convertible shares are converted into common shares, the holders of the Class B Convertible shares would own approximately 5.98% of the total number of common shares outstanding.

     The Board of Directors is authorized, without shareholder approval, to cause the Company to issue additional common shares or to raise capital through the issuance of preferred stock, options, warrants and other rights, on such terms and for such consideration as the Board of Directors in its sole discretion may determine. See "Summary of Organizational Documents -- Issuance of Securities." Any such issuance could result in dilution of the equity of the shareholders. Without limiting the generality of the foregoing, the Board of Directors may, in its sole discretion, authorize us to issue common shares or other equity or debt securities, (1) to persons from whom we purchase property, as part or all of the purchase price of the property, or (2) to the Advisors or the Broker in lieu of cash payments required under the Advisory Agreement or other contract or obligation. The Board of Directors, in its sole discretion, may determine the value of any common shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while common shares are offered by us to the public, the public offering price of such shares shall be deemed their value.

     We have adopted two stock incentive plans for the benefit of our directors and certain of our employees and of the Advisors and the Broker. See "Management -- Stock Incentive Plans." The effect of the exercise of such options could be to dilute the value of the shareholders' investments to the extent of any difference between the exercise price of an option and the value of the shares purchased at the time of the exercise of the option.

     In addition, we expressly reserve the right to implement a dividend reinvestment plan involving the issuance of additional shares by us, at an issue price determined by the Board of Directors.

CERTAIN ANTITAKEOVER PROVISIONS; OWNERSHIP LIMITS

     OWNERSHIP LIMITS. Our bylaws contain restrictions on stock ownership which may discourage third parties from making acquisition proposals. These same antitakeover provisions may also impede our shareholders' ability to change our management.

     In order to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, our bylaws prohibit ownership, either directly or indirectly, of more than 9.8% of the common shares by any shareholder. Our board may waive this ownership limitation on a case-by-case basis. As a result, without our board's approval, no person may acquire more than 9.8% of our outstanding common shares, thereby limiting a third-party's ability to acquire control of us. See "Description of Capital Stock" and "Federal Income Tax Considerations."

     PREFERRED STOCK. Our articles of incorporation authorize the Board to issue up to 15,000,000 shares of preferred stock and to establish the preference and rights of any such shares. See "Description of Capital Stock." Thus, our board could create a new class of preferred stock with voting or other rights senior to any existing class of stock. These rights could delay or prevent a change in control even if such a change were in our shareholders' best interest.

POSSIBLE ENVIRONMENTAL LIABILITIES

     LIABILITY FOR HAZARDOUS SUBSTANCES. Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject such persons to potential liabilities. Typical provisions of such laws include:

   -- Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants.

   -- Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of such substances.

   -- Potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

     The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

     Our properties will be required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with any such laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

YEAR 2000

     Many of the world's computer systems currently record years in a two-digit format. Those computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations (commonly referred to as the "Year 2000" issue). Although we are currently examining our systems for Year 2000 compliance, we cannot guarantee that all of our systems will be Year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be adversely affected.


RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

     This prospectus contains certain forward-looking statements within the meaning of federal securities laws which are intended to be covered by the safe harbors created thereby. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                           ESTIMATED USE OF PROCEEDS

     We intend to invest the net proceeds of this offering in equity ownership interests in corporate apartment and extended-stay hotel properties located primarily in selected southeastern and southwestern metropolitan areas of the United States. Pending such investment and to the extent the proceeds are not invested in real estate as described herein, the proceeds may be invested in certain permitted types of temporary investments. All proceeds of this offering received by us must be invested or committed for investment in properties or allocated to working capital reserves or used by us for other proper purposes within the later of two years after commencement of the offering or one year after termination of the offering; any proceeds not invested or committed for investment or allocated to working capital reserves or used by us for other proper purposes by the end of such time period shall be returned to investors within 30 days after the expiration of such period, but we may elect to return such proceeds earlier if, and to the extent, required by applicable law (including to the extent necessary to avoid characterization as an "investment company"). The proceeds of this offering will be received and held in trust for the benefit of investors in compliance with applicable securities laws, to be used only for the purposes set forth herein.

     As described under "The Advisor and Affiliates," our bylaws prohibit our total "Organizational and Offering Expenses" from exceeding 15% of Total Contributions. "Organizational and Offering Expenses" means, generally, all expenses incurred in organizing us and offering and selling the common shares, including selling commissions and fees, legal fees and accounting fees, and federal, state and other regulatory filing fees. The bylaws also prohibit the total of all "Acquisition Fees" (defined generally as all fees and commissions paid by any party in connection with our purchase of real property) and "Acquisition Expenses" (defined generally as all expenses related to the selection or acquisition of properties by us) paid in connection with an acquisition of a property from exceeding 6% of the contract price for the property (unless such excess is approved by the Board of Directors, as described therein). Any Organizational and Offering Expenses or Acquisition Fees and Acquisition Expenses incurred by us in excess of the permitted limits shall be payable by the Advisor to us immediately upon our demand.

     On April 20, 1999, we obtained a line of credit in a principal amount of up to $1 million to fund our start-up costs. The lender is First Union National Bank. This line of credit bears interest at LIBOR plus 1.50%. Interest is payable monthly and the principal balance and all accrued interest are due in full on October 20, 1999. Glade M. Knight, our president and Chairman of the Board, has guaranteed repayment of the loan. We expect to repay this debt with proceeds from the sale of common shares.

     As indicated below, we expect, that once the minimum offering of $15,000,000 is completed, that 87.0% of the gross offering proceeds will be available for investment in properties and 0.5% will be allocated to our working capital reserve. However, subject generally to the limitation in our bylaws on permitted Organization and Offering Expenses, and Acquisition Fees and Acquisition Expenses, the percentage of gross offering proceeds available for investment could be less.

     As discussed under "Compensation," the Advisor and the Broker will be entitled to reimbursement for expenses incurred by them on our behalf as well as, among other fees, a real estate commission equal to 2% of the proceeds of the offering used to pay each property's gross purchase price (which does not include amounts budgeted for repairs and improvements), which constitutes an "Acquisition Fee."

     The following table reflects the intended application of the proceeds from the sale of the common shares.





                                                         MINIMUM OFFERING                 MAXIMUM OFFERING
                                                   -----------------------------   ------------------------------
                                                                        % OF                             % OF
                                                                        GROSS                            GROSS
                                                       AMOUNT         PROCEEDS          AMOUNT         PROCEEDS
                                                   --------------   ------------   ---------------   ------------
Gross Proceeds (1) .............................    $15,000,000         100.00%     $300,000,000         100.00%
Less
 Offering Expenses (2) .........................        450,000           3.00%        1,500,000           0.50%
 Selling Commissions (3) .......................      1,125,000           7.50%       22,500,000           7.50%
 Marketing Expense Allowance (3) ...............        375,000           2.50%        7,500,000           2.50%
                                                    -----------         ------      ------------         ------
Net Proceeds after Offering Costs ..............    $13,050,000          87.00%     $268,500,000          89.50%
Less Acquisition Fees and Expenses (4) .........        300,000           2.00%        6,000,000           2.00%
                                                    -----------         ------      ------------         ------
Proceeds Available for Investment and
 Working Capital ...............................    $12,750,000          85.00%     $262,500,000          87.50%
Less Working Capital Reserve (5) ...............         75,000           0.50%        1,500,000           0.50%
                                                    -----------         ------      ------------         ------
Net Amount Available for Investment in
 Properties (6) ................................    $12,675,000          84.50%     $261,000,000          87.00%
                                                    ===========         ======      ============         ======

----------
(1) The Shares are being offered on a "best-efforts" basis.

(2) These amounts reflect our estimate of offering expenses, exclusive of the selling commissions and the marketing expense allowance payable to David Lerner Associates, Inc. If the offering expenses are greater than the amounts indicated, the amount of proceeds available for investment will decrease, and if these expenses are less, the amount available for investment will increase.

(3) Payable to David Lerner Associates, Inc.

(4) These amounts include a real estate commission payable to the Broker in an amount equal to 2% of the proceeds of the offering used to pay the purchase price of each property acquired (which does not include amounts budgeted for repairs and improvements) plus our estimates of other expenses and fees which will be incurred in connection with property acquisitions.

(5) Until used, amounts in our working capital reserve, together with any other proceeds not invested in properties or used for other company purposes, will be invested in certain permitted temporary investments such as U.S. Government securities or similar highly liquid instruments. See "Investment Objectives and Policies -- General."

(6) We expect the investment properties to be corporate apartments and extended-stay hotel properties located primarily in selected southeastern and southwestern metropolitan areas of the United States. See "Investment Objectives and Policies."

                                 COMPENSATION


     The table below describes the compensation and reimbursement which we will pay to the Advisor and the Broker. Since these entities are entitled to certain fees for services rendered by them to us, we do not pay salaries to our officers who are also officers of the Advisor and the Broker.

     We will pay David Lerner Associates, Inc. selling commissions equal to 7.5% of the purchase price of the common shares and a marketing expense allowance equal to 2.5% of the purchase price of the common shares. If the minimum offering of $15,000,000 is sold, the selling commissions would be $1,125,000 and the marketing expense allowance would be $375,000. If the maximum offering of $300,000,000 is sold, the selling commissions would be $22,500,000 and the marketing expense allowance would be $7,500,000. David Lerner Associates, Inc. and the Advisor are not related and are not affiliates.
See "Plan of Distribution."





       PERSON RECEIVING
       COMPENSATION (1)                    TYPE OF COMPENSATION                     AMOUNT OF COMPENSATION (2)
-----------------------------   -----------------------------------------   ------------------------------------------
                                ACQUISITION PHASE
Apple Suites Realty Group,      Real estate commission for acquiring        2% of the proceeds of the offering used
 Inc.                           our properties                              to pay the purchase prices of the
                                                                            properties purchased by us. (3)
                                OPERATIONAL PHASE
Apple Suites Advisors, Inc      Asset management fee for managing           Annual  fee based upon a ratio of Funds From
                                our day-to-day operations                   Operations  to Total  Contributions  ranging
                                                                            from 0.1% of Total Contributions to 0.25% of
                                                                            Total Contributions (payable quarterly) -- a
                                                                            maximum of $37,500  per year if the  minimum
                                                                            offering is sold;  a maximum of $750,000 per
                                                                            year if the maximum offering is sold. (4)

Apple Suites Advisors, Inc.     Reimbursement for costs and                 Amount is indeterminate
 and Apple Suites Realty        expenses incurred on our behalf, as
 Group, Inc.                    described in Note (5)
                                DISPOSITION PHASE
Apple Suites Realty Group,      Real estate commission for selling          Up to 2% of the gross sales prices of the
 Inc.                           our properties                              properties sold by us. (6)
                                ALL PHASES
Apple Suites Advisors, Inc.     Payment for services and property           Amount is indeterminate
 and Apple Suites Realty             (7)
 Group, Inc.

----------
(1) As discussed in this section and under "Conflicts of Interest," the Advisor and the Broker will receive different types of compensation for services rendered in connection with the acquisition and disposition of our properties, as well as the management of our day-to-day operations. As discussed under "Conflicts of Interest," the receipt of such fees could result in potential conflicts of interest for persons who participate in decision making on behalf of both our company and these other entities.


(2) Except as otherwise indicated in this table (including these notes), the specific amounts of compensation or reimbursement payable to the Advisor and the Broker are not now known and generally will depend upon factors determinable only at the time of payment. Compensation payable to these entities may be shared or reallocated among them or their affiliates in their sole discretion as they may agree. However, compensation and reimbursements which would exceed specified limits or ceilings cannot be recovered by them or their affiliates through reclassification into a different category.


(3) Under a Property Acquisition/Disposition Agreement with us, the Broker has agreed to serve as the real estate broker in connection with both our purchases and sales of properties. In exchange for these services, the Broker will be entitled to a fee from us of 2% of the gross purchase price (which does not include amounts budgeted for repairs and improvements) of each property purchased by us. If the person from whom we purchase or to whom we sell a property pays any fee to the Broker that amount will decrease the amount of our obligation to the Broker. See "The Advisor and Affiliates" -- the Broker.

(4) "Total Contributions" means the gross offering proceeds which have been received from time to time from the sale of the common shares. Under a Advisory Agreement with the Advisor we are obligated to pay an asset management fee which is a percentage of Total Contributions. The applicable percentage used to calculate the asset management fee is based on the ratio of Funds from Operations to Total Contributions (such ratio being referred to as the "Return Ratio") for the preceding calendar quarter. The per annum asset management fee is initially equal to the following with respect to each calendar quarter: 0.1% of Total Contributions if the Return Ratio for the preceding calendar quarter is 6% or less; 0.15% of Total Contributions if the Return Ratio for the preceding calendar quarter is more than 6% but not more than 8%; and 0.25% of Total Contributions if the Return Ratio for the preceding calendar quarter is above 8%. Assuming the minimum offering
    ($15,000,000) is sold, the annual asset management fee would be between $15,000 and $37,500. Assuming the maximum offering ($300,000,000) is sold, the annual asset management fee would be between $300,000 and $750,000. See "The Advisor and Affiliates."

(5) The Advisor and the Broker will be reimbursed for all direct costs of acquiring and operating our properties and of goods and materials used for or by us and obtained from entities that are not affiliated with the Advisor. These costs and expenses include, but are not limited to, legal fees and expenses, travel and communication expenses, expenses relating to shareholder communications, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and all other fees, costs and expenses directly attributable to the acquisition and ownership of our properties. Operating expenses reimbursable to the Advisor and the Broker are subject to the overall limitation on operating expenses discussed under "The Advisor and Affiliates -- The Advisory Agreement," but the amount of reimbursement is not otherwise limited.

(6) Under the Property Acquisition/Disposition Agreement described in note (3), the Broker also will be entitled to a fee from us in connection with our sale of each property equal to 2% of the gross sales price of the property if, and only if, the sales price exceeds the sum of (1) our cost basis in the property (consisting of the original purchase price plus any and all capitalized costs and expenditures connected with the property) plus (2) 10% of such cost basis. For purposes of such calculation, our cost basis will not be reduced by depreciation. See "The Advisor and Affiliates -the Broker.

(7) The Advisor and the Broker may provide other services or property to us under certain conditions, and will be entitled to compensation or payment therefor. The conditions, which are summarized under "Conflicts of Interest -- Transactions with Affiliates and Related Parties," include the requirement that each transaction be approved by the affirmative vote of a majority of the independent directors. Currently, there are no arrangements or proposed arrangements between us, on the one hand, and these two entities, on the other hand, for the provision of other services or property to us or the payment of compensation or reimbursement therefor. If any other arrangements arise in the future, the terms of the arrangements, including the compensation or reimbursement payable thereunder, will be subject to the restrictions in our bylaws. The compensation, reimbursement or payment could take the form of cash or property, including common shares.

                            CONFLICTS OF INTERESTS


GENERAL

     We may be subject to various conflicts of interest arising from our relationship with the Advisor and the Broker and with certain directors. The Advisor and the Broker and the directors are not restricted from engaging for their own account in business activities of the type conducted by us, and occasions may arise when our interests conflict with those of one or more of the directors, the Advisor and the Broker. The Advisor and the Broker and the directors are accountable to us and our shareholders as fiduciaries, and consequently must exercise good faith and integrity in handling our affairs.

     The Advisor and the Broker will assist us in the acquisition, organization, servicing, management and disposition of investments. At this time, the Advisor will provide services exclusively to us, but it may perform similar services for other parties, both affiliated and unaffiliated, in the future.

     The receipt of various fees from us by the Advisor and the Broker may result in potential conflicts of interest for persons who participate in decision making on behalf of both us and these other entities. For example, because the Broker will receive a 2% commission upon each purchase by us of a property, and a commission of 2% upon each sale by us of a property if certain conditions are met, its compensation will increase in proportion to the number of properties purchased and sold by us and the properties' purchase and sale prices. The Advisor asset management fee is a percentage of total contributions (that is, total proceeds received from time to time by us from the sales of its Shares). Accordingly, it has an incentive to see that sales of common shares are closed as quickly as possible by us.

     The Advisor and the Broker do not intend to take any action or make any decision on our behalf which is based, wholly or in part, upon a consideration of the compensation payable to them as a consequence of such action or decision. In addition, the presence on the Board of Directors of independent directors is intended to ameliorate or eliminate the potential impact of conflicts of interest for persons who participate in decision making on behalf of both us and the Advisor or the Broker.

     The Board of Directors, the Advisor and the Broker will also be subject to the various conflicts of interest described below. As described below, certain policies and procedures will be implemented to eliminate or ameliorate the effect of potential conflicts of interest. By way of illustration, the bylaws place certain limitations on the terms of contracts between us and the Advisor or the Broker designed to ensure that such contracts are not less favorable to us than would be available from an unaffiliated party. However, certain potential conflicts of interest (such as the potential conflict of interest experienced by an individual who has executive or management responsibilities with respect to multiple entities) are not easily susceptible to resolution. Prospective shareholders are entitled to rely on the general fiduciary duties of the directors, the Advisor and the Broker as well as the specific policies and procedures designed to eliminate or ameliorate potential conflicts of interest described below. the Advisor and the Broker believe that general legal principles dealing with fiduciary and similar duties of corporate officers and directors, combined with specific contractual provisions in the agreements between us, on the one hand, and the Advisor and the Broker on the other hand, will provide substantial protection for the interests of the shareholders. Thus, the Advisor and the Broker do not believe that the potential conflicts of interests described herein will have a material adverse effect upon our ability to realize our investment objectives.


TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

     At the time of initial closing, the Board of Directors will consist of eight members, five of whom are independent directors and three of whom are not independent directors. At all times on and after initial closing, a majority of the Board of Directors must be independent directors. The directors who are not independent directors are affiliated with the Advisor or the Broker. Under our bylaws, any transaction (whether a sale or acquisition of assets, any borrowing or lending, any agreement for the provision of property or services, or otherwise) between us, on the one hand, and the Advisor and the Broker on the other hand (excluding only the entering into, and the initial term under, the Advisory Agreement and the Property Acquisition/Disposition Agreement, each of which agreement is described in this prospectus) is permitted only if such transaction has been approved by the affirmative vote of a majority in number of all of the independent directors. In addition, under the bylaws, any such transaction must meet certain conditions, including that the transaction be in all respects fair and reasonable to our shareholders. If any such proposed transaction involves the purchase of property, the purchase must be on terms not less favorable to us than those prevailing for arm's-length transactions concerning comparable property, and at a price to us no greater than the cost of the asset to the seller unless a majority of the independent directors determines that substantial justification for such excess exists. Examples of substantial justification might include, without limitation, an extended holding period or capital improvements by the seller which would support a higher purchase price.

     The Advisor and the Broker will receive compensation from us for providing many different services. The fees payable and expenses reimbursable are subject to the general limitation on operation expenses. See "Compensation." The Board of Directors will have oversight responsibility with respect to any such relationships and will attempt to ensure that they are structured to be no less favorable to us than our relationships with the unrelated persons or entities and are consistent with our objectives and policies.


COMPETITION BETWEEN US AND AFFILIATES

     Affiliates of the Advisor and the Broker may form additional REITs, limited partnerships and other entities to engage in activities similar to ours, although the Advisor and the Broker have no present intention of organizing any additional REITs. However, until such time as more than 95% of the proceeds of this offering are invested, the Advisor and the Broker shall present to us any suitable investment opportunity before offering it to any other affiliated entity. The competing activities of the Advisor and the Broker may involve certain conflicts of interest. For example, affiliates of the Advisor and the Broker are interested in the continuing success of previously formed ventures because they have fiduciary responsibilities to investors in those ventures, they may be personally liable on certain obligations of those ventures and they have equity and incentive interests in those ventures. Conflicts of interest would also exist if properties acquired by us compete with properties owned or managed by affiliates of the Advisor and the Broker. Conflicts of interest may also arise in the future if we sell, finance or refinance properties at the same time as ventures developed by affiliates the Advisor and the Broker.


COMPETITION FOR MANAGEMENT SERVICES

     Certain officers and directors of the Advisor and the Broker are also officers or directors of one or more entities affiliated with the Advisor and the Broker which engage in the brokerage, sale, operation, or management of real estate. Affiliates of the Advisor and the Broker presently are acting as general partners in a number of limited partnerships engaged in real estate investments. Accordingly, certain members of our Board of Directors and the officers and directors of the Advisor and the Broker may have conflicts of interest in allocating management time and services between us and other entities.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our current policies with respect to investments, financing and certain other activities. These policies have been established by our management. These policies may be amended or waived from time to time at the discretion of our Board of Directors without a vote of our shareholders. No assurance can be given that our investment objectives will be attained or that our value will not decrease.

INVESTMENT POLICIES

     INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. Our primary business objective is to maximize shareholder value by maintaining long-term growth in cash available for distribution to our shareholders. We intend to pursue this objective by acquiring corporate apartment and extended-stay hotel properties for long-term ownership and to lease these properties to hotel operating companies for their management, and thereby seek to maximize current and long-term net income and the value of our assets. Our policy is to acquire and develop assets where we believe opportunities exist for acceptable investment returns.

     We expect to pursue our investment objectives primarily through the direct ownership of corporate apartment and extended-stay hotel properties primarily located in our target markets. However, future investment activities will not be limited to any geographic area or product type or to a specified percentage of our assets.

     Although we are not currently doing so, we may also participate with other entities in property ownership, through joint ventures or other types of common ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interests.

     PERIODIC REVIEW OF ASSETS. We reserve the right to dispose of any property if we determine the disposition of such property is in our best interests and the best interests of our shareholders.

BORROWING POLICIES

     To maximize our potential cash flow and minimize our risk, we intend to purchase our properties either on an "all-cash" or unleveraged basis, or using limited interim borrowings. We will endeavor to repay any interim borrowings with proceeds from the sale of common shares and thereafter to hold our properties on an unleveraged basis. However, for the purpose of flexibility in operations, we will have the right, subject to the approval of the Board of Directors, to borrow.

     One purpose of borrowing could be to permit our acquisition of additional properties through the "leveraging" of shareholders' equity contributions. Alternatively, we might find it necessary to borrow to permit the payment of operating deficits at properties we already own. Furthermore, although not anticipated, properties may be financed or refinanced if the Board of Directors deems it in the best interests of shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders' after-tax cash return on invested capital. See "Sale Policies" below.

     Loans we obtain may be evidenced by promissory notes secured by mortgages on our properties. As a general policy, we would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on such loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan.

     Subject to the approval of the Board of Directors, we may borrow from the Advisor or the Broker or establish a line of credit with a bank or other lender. Those entities are under no obligation to make any such loans, however. After the initial closing of $15,000,000, any loans made by them must be approved by a majority of the independent directors as being fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated lenders and borrowers under the same circumstances.

     After the initial closing of $15,000,000, our bylaws will prohibit us from incurring debt (secured or unsecured) if such debt would result in aggregate debt exceeding 100% of "Net Assets" (defined generally to mean assets at cost), before subtracting liabilities, unless the excess borrowing is approved by a majority of the independent directors and disclosed to the shareholders as required by the bylaws. The bylaws also will prohibit us from allowing aggregate borrowings to exceed 50% of our "Adjusted Net Asset Value" (defined generally to mean assets at fair market value), before subtracting liabilities subject to the same exception. In addition, the bylaws will provide that the aggregate borrowings must be reasonable in relation to our Net Assets and must be reviewed quarterly by the Directors. Subject to the foregoing limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.


RESERVES

     A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with our operations. We will initially allocate to our working capital reserve not less than 0.5% of the proceeds of the offering. As long as we own any properties, we will retain as working capital reserves an amount equal to at least 0.5% of the proceeds of the offering, subject to review and re-evaluation by the Board of Directors. If such reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties.


SALE POLICIES

     We are under no obligation to sell our investment properties, and currently anticipate that we will hold our investment properties for an indefinite length of time. However, a sale of one or more properties may occur at any time if the Advisor deems it advisable for us based upon current economic considerations, and the Board of Directors concurs with such decision. In deciding whether to sell a property, the Advisor will also take into consideration such factors as the amount of appreciation in value, if any, to be realized, federal, state and local tax consequences, the possible risks of continued ownership and the anticipated advantages to be gained for the shareholders from sale of a property versus continuing to hold such property.

     Currently, we expect that within approximately three (3) years from the initial closing, we will use our best efforts either (i) to cause the common shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System or (ii) to dispose of substantially all of our properties in a manner which will permit distributions to our shareholders of cash or marketable securities. The taking of either type of action would be conditioned on the Board of Directors determining such action to be prudent and in the best interests of the shareholders, and would be intended to provide shareholders with liquidity either by initiating the development of a market for the common shares or by disposing of properties and distributing to shareholders cash or other securities then being actively traded. However, we are under no obligation to take any of the foregoing actions, and any such action, if taken, might be taken after the referenced three-year period.


CHANGES IN OBJECTIVES AND POLICIES

     Subject to the limitations in the articles of incorporation, the bylaws and the Virginia Stock Corporation Act, the powers of our company will be exercised by or under the authority of, and the business and affairs of our company will be controlled by, the Board of Directors. The Board of Directors also has the right and power to establish policies concerning investments and the right, power and obligation to monitor the procedures, investment operations and performance of our company.

     In general, the articles of incorporation and the bylaws can be amended only with the affirmative vote of a majority of the outstanding common shares, except that the bylaws may be amended by the Board of Directors if necessary to comply with the REIT provisions of the Internal Revenue Code or with other applicable laws and regulations. The bylaws contain certain restrictions on our activities and prohibit us from engaging in certain activities.

     Within the express restrictions and prohibitions of the bylaws, the articles of incorporation and applicable law, however, the Board of Directors has significant discretion to modify our investment objectives and policies, as stated in this prospectus. We have no present intention to modify any of such investment objectives and policies, and it is anticipated that any such modification would occur only if business and economic factors affecting us made our stated investment objectives and policies unworkable or imprudent. By way of illustration only, the Board of Directors could elect to acquire residential apartment communities, or to acquire one or more commercial properties in addition to corporate apartment and extended-stay hotel properties.

     Thus, while this prospectus accurately and fully discloses our current investment objectives and policies, prospective shareholders must be aware that the Board of Directors, acting consistently with our organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand such objectives and policies from time to time. Any such action by the Board of Directors would be based upon the perceived best interests of our company and the shareholders.

                             DISTRIBUTIONS POLICY

     In accordance with applicable REIT requirements, we will make distributions in accordance with the Internal Revenue Code.

     Distributions will be at the discretion of our Board of Directors and will depend upon factors including:

     -- the gross revenues we receive from our properties,

     -- our operating expenses,

     -- our interest expense incurred in borrowing, and

     -- capital expenditures.

     We anticipate distributions will exceed net income determined in accordance
with  generally  accepted  accounting   principles  due  to  non-cash  expenses,
primarily depreciation and amortization.

     Distributions to the extent of our current and accumulated earnings and profits for federal income tax purposes generally will be taxable to shareholders as ordinary dividend income, ordinary gain or capital gain. Distributions in excess of such earnings and profits generally will be treated as a non-taxable deduction of the shareholder's basis in the common shares to the extent thereof (which may have the effect of deferring taxation until such shareholder's sale of the common shares), and thereafter as taxable gain.

                                    BUSINESS


GENERAL

     We are a Richmond, Virginia-based real estate investment trust focused on corporate apartment and extended-stay hotel properties located primarily in selected southeastern and southwestern metropolitan areas. We currently own no properties.


BUSINESS STRATEGIES

     Our primary business objective is to maximize shareholder value by maintaining long-term growth in funds from operations for distributions to our shareholders. To achieve this objective, we will focus on maximizing the internal growth of our portfolio through the acquisition of properties that have strong cash flow growth potential and are located in our target markets. We intend to pursue this objective by acquiring corporate apartment and extended-stay hotel properties for long-term ownership and to lease these properties to hotel operating companies for their management, and thereby seek to maximize current and long-term net income and the value of our assets.

     Because we are prohibited under the federal tax laws from operating our corporate apartments and extended stay hotel properties, we will enter into leases for each of our hotel properties. We anticipate that substantially all of our extended-stay hotel properties will be leased to Apple Suites Management, Inc.

     Apple Suites Management, Inc. is a Virginia corporation, the principal shareholder and chief executive officer of which is Glade M. Knight. It is anticipated that Apple Suites Management, Inc. will enter into franchise agreements with Promus Hotels, Inc. with respect to certain extended-stay hotel properties.


DESCRIPTION OF LEASES

     We plan to enter into a lease for each of our hotel properties. We anticipate that substantially all of our properties will be leased to and operated by Apple Suites Management, Inc. on the following anticipated terms and conditions.

     TERM. We anticipate that each lease of an applicable property will provide for an initial term of years commencing on the date on which the property is acquired. We anticipate that each lease will provide the lessee with renewal options, provided that (a) the lessee will not have the right to a renewal if there shall have occurred a change in the tax law that would permit us to operate the hotel properties directly and (b) the rent for each renewal term will be adjusted to reflect the then fair market rental value of the property. If we are unable to agree upon the then fair market rental value of a property, the lease will terminate upon the expiration of the then current term and Apple Suites Management, Inc. will thereupon have a right of first refusal to lease the property from us on such terms as we may have agreed upon with a third-party lessee.

     BASE RENT; PARTICIPATING RENT. We anticipate that each lease will require the lessee to pay (i) fixed monthly base rent, (ii) on a monthly basis, the excess of "participating rent" over base rent, with participating rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at each property, and (iii) certain other amounts, including interest accrued on any late payments or charges. Base rent and participating rent may increase annually by a percentage equal to the percentage increase in the consumer price index compared to the prior year. Base rent will be payable monthly in advance. Participating rent may be payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the property's revenue.

     In addition to rent, the leases may require the lessee to pay many of the following items: liability insurance; real estate and personal property taxes and assessments; casualty insurance, including loss of income insurance; and all costs and expenses and all utility and other charges incurred in the operation of the properties. The leases may also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any property.

HOMEWOOD SUITES(Reg. TM)

     Consistent with our strategy to invest in corporate apartments and extended-stay hotel properties, we plan to purchase a number of Homewood
Suites(Reg. TM) properties in selected southeastern and southwestern metropolitan areas. There are currently more than 70 Homewood Suites(Reg. TM) properties in the United States.

     Homewood Suites(Reg. TM) offers upscale, all-suites, high-quality, residential-style lodging with a comprehensive package of guest services and amenities, for extended-stay business and leisure travelers. Homewood
Suites(Reg. TM) properties are designed to meet the needs of the business and leisure traveler whose stay is typically five nights or more. Homewood Suites(Reg. TM) was designed for people working on field assignments, relocating to a new community, attending seminars and conventions, participating in corporate training programs, taking an extended vacation or attending a family event.

     Homewood Suites(Reg. TM) properties consist of suites built around a central hospitality center or lodge. Homewood Suites(Reg. TM) provides spacious residential-style quarters with separate living and sleeping areas large enough for work, study, entertaining or relaxation. Each suite features a fully equipped kitchen and worksite with two telephones featuring data ports and voice mail. Each lodge or hospitality center features a complete executive center with fax machine and photocopier in addition to an exercise center, swimming pool and other recreational facilities.

     Homewood Suites(Reg. TM) is a service mark owned by Promus Hotels, Inc. Promus Hotels, Inc., its subsidiaries or affiliates own the following trademarks and service marks: Doubletree(Reg. TM), Doubletree Guest Suites(Reg. TM), Embassy Suites(Reg. TM), Club Hotel by Doubletree(Reg. TM), Hampton Inn(Reg.
TM), Hampton Inn & Suites(Reg. TM), Embassy Vacation Resort(Reg. TM) and Hampton Vacation Resort/SM/. Promus Hotels, Inc., its subsidiaries or affiliates serve guests in more than 1,275 hotels and more than 186,000 rooms and suites.


OTHER REAL ESTATE INVESTMENTS.

     Although we anticipate that our focus will be on corporate apartments and extended-stay hotel properties our bylaws and articles of incorporation do not preclude us from acquiring other residential properties. Although we currently own no properties we may acquire other real estate assets including, but not limited to, multi-family residential properties and other income producing properties in addition to corporate apartments and extended-stay hotel properties. The purchase of any property will, of course, be based upon the perceived best interests of the company and the shareholders. Regardless of the mix of properties we may own, our primary business objective is to maximize shareholder value by acquiring properties that have strong cash flow growth potential and are located in our target markets.


LEGAL PROCEEDINGS

     We are not presently subject to any material litigation. To our knowledge, there is no material litigation threatened against us. We may occasionally be subjected to routine litigation arising in the ordinary course of business, which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.


REGULATION

     GENERAL. Our properties may be subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. We believe we will have the necessary permits and approvals under present laws, ordinances and regulations to operate our business in the manner described herein.

     AMERICANS WITH DISABILITIES ACT. Our properties will need to comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent they are "public accommodations" and/or "commercial facilities" under the ADA. Compliance with ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the properties where such removal is readily achievable.

ENVIRONMENTAL MATTERS

     Under federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate hazardous or toxic substances or petroleum product releases at such property and may be held liable to a government entity or third party for property damage, investigation and remediation costs incurred by such parties in connection with such contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of, or caused the presence of, the contaminants. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral.

     In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Individuals who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation or removal of such hazardous or toxic substances at or from the disposal or treatment facility regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     Federal, state and local laws, ordinances and regulations also govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of the remodeling, renovation or demolition of a building. These laws may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACMs. In connection with the ownership and operation of its properties, we may be potentially liable for costs in connection with ACMs or other hazardous or toxic substances.

     Prior to acquisition, all of our properties will have been the subject of environmental assessments, which are intended to reveal information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. These assessments will generally include:

     -- a historical review,

     -- a public records review,

     -- a   preliminary   site   investigation   of  the  site  and  surrounding
properties,

     -- screening for the presence of asbestos,

     -- screening for equipment containing polychlorinated biphenyls,

     -- screening for underground storage tanks, and

     -- the preparation of a written report.

     These assessments generally will not include soil sampling or subsurface investigations.

     Nevertheless, it is possible that these assessments will not reveal all environmental liabilities or that there are unknown material environmental liabilities. Moreover, we cannot guarantee that

   -- future laws, ordinances or regulations will not require any material expenditures by or impose any material liabilities in connection with environmental conditions by or on us or our properties,

   -- the environmental condition of a property we purchase will not be adversely affected by residents and occupants of the property, by the condition of properties in the vicinity, such as the presence of underground storage tanks, or by unrelated third parties, or

   -- prior owners of any property we purchase will not have created unknown environmental problems.

     We believe our properties will be in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.


INSURANCE

     We will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to any property we acquire, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from earthquakes or wars) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. We could be adversely affected by any such loss.


AVAILABLE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the "Commission") relating to this offering of common shares. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. If we describe the contents of any contract or other document in this prospectus, the description may not necessarily be a complete description. You should refer to the copy of the document filed as an exhibit to the registration statement or incorporated by reference for a complete description. You can obtain copies of the registration statement and the exhibits for a fee from the Commission at its principal office in Washington, D.C.

     We also file periodic reports, proxy statements and other information with the Commission. You can review and copy these documents at the offices of the Commission in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. The Commission also maintains an Internet web site that contains these documents and other information regarding registrants that file electronically. The Internet address of the Commission's web site is: http://www.sec.gov.

     We will furnish our shareholders with annual reports containing financial statements audited by our independent auditors.

                                  MANAGEMENT

     We are managed by our Board of Directors, elected annually by our shareholders. The directors are responsible for appointing our executive officers and for determining our strategic direction. The executive officers serve at the discretion of the Board and are chosen annually by the Board at its first meeting following the annual meeting of shareholders. As of the date of this prospectus, the following table sets forth the names and ages of our executive officers and directors and the positions held by each individual.





            NAME                 AGE                  POSITION
----------------------------   ------   -----------------------------------
Glade M. Knight ............    55     Chairman, Chief Executive Officer,
                                        President and Secretary
Lisa B. Kern ...............    38      Director
Bruce H. Matson ............    41      Director
Michael S. Waters ..........    44      Director
Robert M. Wily .............    49      Director

     GLADE M. KNIGHT. Mr. Knight is our Chairman of the Board, Chief Executive Officer and President. He is also the chief executive officer and sole shareholder of the Advisor and the Broker and Apple Suites Management, Inc.

     Mr. Knight founded and serves as Chairman of the Board and President of Apple Residential Income Trust, Inc. and Cornerstone Realty Income Trust, Inc., which are real estate investment trusts. Cornerstone Realty Income Trust, Inc., a publicly traded company, acquires, owns and operates apartment complexes in the mid-Atlantic and southeastern regions of the United States. Apple Residential Income Trust, Inc., an SEC registrant, acquires, owns and operates apartment complexes in Texas.

     Mr. Knight is Chairman of the Board of Trustees of Southern Virginia College in Buena Vista, Virginia. Mr. Knight is also a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of and active lecturer for the university's Entrepreneurial Department of the Graduate School of Business Management.

     LISA  B.  KERN.  Ms.  Kern  is  a  portfolio  manager and Vice President of
Davenport & Co., LLC, an investment banking firm, in Richmond, Virginia. Previously, Ms. Kern was a Vice President with Crestar Bank's Trust and Investment Management Group from 1989 to 1996. Ms. Kern is also a director of Apple Residential Income Trust, Inc.

     BRUCE H. MATSON. Mr. Matson is a Vice President and director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia. Mr. Matson has practiced law since 1983. He is also a director of Apple Residential Income Trust, Inc.

     MICHAEL S. WATERS. Mr. Waters is President and co-founder of Partnership Marketing, Inc. From 1995 through 1998, Mr. Waters served as Vice President and general manager of GT Foods, a division of GoodTimes Home Video. Prior to that time he served as Vice President and general manager for George Weston Ltd.

     ROBERT M. WILY. Mr. Wily is the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts. He has served as the Clerk of Court for both the United States Bankruptcy Court for the Eastern District of Virginia and the District of Utah. Prior to those positions, Mr. Wily was in the private practice of law.

CLASSIFICATION OF THE BOARD

     The Board is divided into three classes. The terms of the first, second and third classes expire in 2000, 2001, and 2002, respectively. Directors of each class are elected for three year terms upon the expiration of the current class' term. The staggered terms for directors may affect our shareholders' ability to effect a change in control even if a change in control were in our shareholders' best interest.

COMMITTEES OF THE BOARD

     The   Board   has   an  Executive  Committee,  an  Audit  Committee  and  a
Compensation Committee.

     The Executive Committee has all powers of the Board except for those which require action by all directors under our Articles or Bylaws or under applicable law.

     The Audit Committee's function is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls.

     The Compensation Committee recommends compensation for our executive officers to the Board and administers our Stock Option Plan (the "Stock Option Plan").


DIRECTOR COMPENSATION

     We will pay to each director who is not an affiliate of the Advisor an annual fee of $5,000 plus $500 for each meeting of the full Board of Directors attended by such person in person ($100 if any are attended by telephonic means). There will be no additional compensation for serving on a committee or attending a committee meeting. We will, however, reimburse all directors for their travel and other out-of-pocket expenses incurred in connection with attending any meeting of the Board of Directors or any committee, and for carrying on the business of our company,  including  reimbursement  for expenses for any on-site review of properties presented for acquisition or of new markets. Directors who are affiliates of the Advisor receive no compensation from us for their service as directors. These directors, however, are remunerated indirectly by their relationship to the Advisor and its affiliated companies and are reimbursed by us for their expenses in attending meetings of the Board of Directors or a committee and in carrying on the business of our company.


INDEMNIFICATION AND INSURANCE

     See "Summary of Organizational Documents -- Responsibility of Board of Directors, Advisor, Officers and Employees" for a description of the nature of our obligation to indemnify our directors and officers and certain others in certain situations.

     We intend to obtain, and pay the cost of, directors' and officers' liability insurance coverage which insures (i) the directors and officers from any claim arising out of an alleged wrongful act by the directors and officers in their respective capacities as directors and officers of our company, and
(ii) us to the extent that we have indemnified the directors and officers for such loss.


OFFICER COMPENSATION

     Our officers are not paid salaries by us. Our officers are officers of the Advisor and the Broker which are entitled to certain fees for services rendered by them to us. Thus, our officers are, in essence, compensated by the Advisor and the Broker. See "Compensation" for a description of the fees payable to the Advisor and the Broker.


STOCK INCENTIVE PLANS

     We plan to adopt two stock incentive plans which are described below. For purposes of the description below, the term "Offering" means the Initial Offering plus all additional offerings and sales of common shares which may occur during the five-year period beginning May 1, 1999 and ending April 30, 2004. The term "Initial Offering" means the offering of common shares made pursuant to this prospectus.

     The aggregate number of common shares reserved for issuance under the two stock incentive plans is (1) 80,000 shares, plus (2) 6.425% of the number of shares sold in the Initial Offering in excess of the minimum offering, plus (3) 6.2% of the number of shares sold in the Offering above the Initial Offering.

THE INCENTIVE PLAN

     Under one plan (the "Incentive Plan"), incentive awards may be granted to certain employees (including officers and directors who are employees) of the Company, or of the Advisor or the Broker (the latter two companies being sometimes referred to herein as the "Apple Suites Companies"). Of the Directors of the Company, initially Mr. Knight will be a participant in the Incentive Plan. Such incentive awards may be in the form of stock options or restricted stock (as described below). Under the Incentive Plan, the number of Shares reserved for issuance is equal to an aggregate of (1) 35,000 common shares, plus
(2) 4.625% of the number of Shares sold in the Initial Offering in excess of the minimum offering, plus (3) 4.4% of the number of the shares sold in the Offering above the Initial Offering. If an option is canceled, terminates or lapses unexercised, any unissued common shares allocable to such option may be subjected again to an incentive award. The purpose of the Incentive Plan is to attract and retain the services of experienced and qualified employees who are acting on behalf of us, either directly or through the Apple Suites Companies, in a way that enhances the identification of such employees' interests with those of the shareholders.

     The Incentive Plan will be administered by a Compensation Committee of the Board of Directors (the "Committee"). Notwithstanding anything to the contrary in this prospectus (including our organizational documents referred to herein), the Committee must have a minimum of two members who are not eligible to participate in the Incentive Plan or any similar plan other than the Directors' Plan (described below).

     Subject to the provisions of the Incentive Plan, the Committee has authority to determine (i) when to grant incentive awards, (ii) which eligible employees will receive incentive awards, (iii) whether the award will be an option or restricted stock, and the number of common shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and upon the transfer of restricted stock received under the Plan, and may impose such other restrictions and requirements as it may deem appropriate.


     Stock Options

     An option granted under the Incentive Plan will not be transferrable by the option holder except by will or by the laws of descent and distribution, and will be exercisable only at such times as may be specified by the Committee. During the lifetime of the option holder the option may be exercised only while the option holder is in our employ or in the employ of one of the Apple Suites Companies, or within 60 days after termination of employment. In the event the termination is due to death or disability, the option will be exercisable for a 180-day period thereafter.

     The exercise price of the options will be not less than 100% of the fair market value of the common shares as of the date of grant of the option.

     The Committee has discretion to take such actions as it deems appropriate with respect to outstanding options in the event of a sale of substantially all of the stock or assets of our company, a merger of the Apple Suites Companies in which an option holder is employed, or the occurrence of similar events. Adjustments will be made in the terms of options and the number of common shares which may be issued under the Incentive Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of common shares.

     Options granted under the Incentive Plan are non-qualified stock options, not intended to qualify for favorable incentive stock option tax treatment under the Internal Revenue Code.

     Restricted Stock

     Restricted stock issued pursuant to the Incentive Plan is subject to the following general restrictions: (i) none of such shares may be sold,
transferred,   pledged,  or  otherwise  encumbered  or  disposed  of  until  the restrictions on such shares shall have lapsed or been removed under the provisions of the Incentive Plan, and (ii) if a holder of restricted stock ceases to be employed by us or one of the Apple Suites Companies, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

     The Committee will establish as to each share of restricted stock issued under the Incentive Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, or as a result of the disability, death or retirement of the participant. In addition, the Committee may, at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any or all such restrictions.


     Amendment of the Incentive Plan and Incentive Awards

     The Board of Directors may amend the Incentive Plan in such respects as it deems advisable; provided that our shareholders must approve any amendment that would (i) materially increase the benefits accruing to participants under the Incentive Plan, (ii) materially increase the number of common shares that may be issued under the Incentive Plan, or (iii) materially modify the requirements of eligibility for participation in the Incentive Plan. Incentive awards granted under the Incentive Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.


DIRECTORS' PLAN

     We also plan to adopt a stock option plan for members of our Board of Directors who are not employees of our company or the Apple Suites Companies (the "Directors' Plan"). Under the Directors' Plan, the number of shares reserved for issuance is equal to 45,000 shares plus 1.8% of the number of Shares sold in the Offering in excess of the minimum offering of $15,000,000.

     A Director is eligible to receive an option under the Directors' Plan if the Director is not otherwise an employee of our or any Apple Suites Company or any subsidiary of our company and was not an employee of any of such entities for a period of at least one year before the date of grant of an option under the Plan. Four members of the Board (all of the Directors except Mr. Knight) are expected initially to qualify to receive options under the Directors' Plan.


     The Directors' plan will be administered by the Board of Directors. Grants of stock options to eligible Directors under the Plan will be automatic. However, the Board of Directors has certain powers vested in it by the terms of the Plan, including, without limitation, the authority (within the limitations described therein) to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board of Directors in the administration of the Directors' Plan will be final and conclusive. The Board of Directors may act only by a majority of its members in office, except members thereof may authorize any one or more of their number, or any officer, to execute and deliver documents on behalf of the Board of Directors.

     The Directors' Plan provides for the following automatic option awards:

     (1) As of the initial closing of the common shares, each eligible director will receive an option to purchase 5,500 shares plus 0.0125% of the number of shares in excess of the minimum offering sold by the initial closing.

     (2) As of each June 1 during the years 2001 through 2005 (inclusive), each eligible Director shall automatically receive an option to purchase 0.02% of the number of common shares issued and outstanding on that date.

     (3) As of the election as a Director of any new person who qualifies as an eligible Director, such eligible Director will automatically receive an option to purchase 5,000 Shares.

     The purpose of the Directors' Plan is to enhance the identification of the participating Directors' interests with those of the shareholders.

     The exercise price for each option granted under the Directors' Plan will be 100% of the fair market value on the date of grant; no consideration will be paid to us for the granting of the option. Options granted under the Directors' Plan will have a term of 10 years and will be fully exercisable six months after the date of grant. If an optionee ceases to serve as a Director of the Company prior to the expiration of the six-month period following the date of grant, the option will terminate on the date of such termination of service as a Director. If an optionee ceases to serve as a Director of the Company after the expiration of the six-month period following the date of grant, the option will terminate three years after the date of termination of service, or on expiration of the option, whichever is earlier.

     Options granted under the Directors' Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him. Payment upon exercise of an option under the Directors' Plan may be made in cash or with our company's common shares of equivalent value.

     The Board of Directors may suspend or discontinue the Directors' Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment may increase the number of common shares subject to the Plan or materially increase the benefits accruing under the Plan. In addition, the Directors' Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code or ERISA.


STOCK OPTION GRANTS

     As of the date of this prospectus, there have been no grants under the Incentive Plan or the Directors' Plan.

                           THE ADVISOR AND AFFILIATES


GENERAL

     On or before the initial closing of the minimum offering of $15,000,00, we will enter into an Advisory Agreement with Apple Suites Advisors, Inc. (the "Advisor") who will among other things, seek to obtain, investigate, evaluate and recommend property investment opportunities for us, serve as property investment advisor and consultant in connection with investment policy decisions made by the Board of Directors and, subject to their direction, supervise our day-to-day operations. The Advisor is a Virginia corporation all of the common shares of which are owned by Glade M. Knight. Glade M. Knight is the sole director of the Advisor and also its sole officer (serving as its chairman, Chief Executive Officer, President and Secretary).

     The term "affiliate" as used in this document refers generally to a person or entity which is related to another specific person or entity through common control, through significant (10% or more) equity ownership, or by serving as an officer or director (or in a similar capacity) with such specified entity. Affiliates of the Advisor include the Broker and Glade M. Knight.


THE ADVISORY AGREEMENT

     The Advisory Agreement will have a five-year term and will be renewable for additional two-year terms thereafter by the Board of Directors. The Advisory Agreement provides that it may be terminated at any time by a majority of the independent directors or the Advisor upon 60 days' written notice. Under the Advisory Agreement, the Advisor undertakes to use its best efforts (i) to supervise and arrange for the day-to-day management of our operations and (ii) to assist us in maintaining a continuing and suitable property investment program consistent with our investment policies and objectives. Under the Advisory Agreement, generally, the Advisor is not required to, and will not, advise us on investments in securities, i.e., the temporary investment of offering proceeds pending investment of such proceeds in real property. It is expected that we will generally make our own decisions with respect to such temporary securities investments.

     Pursuant to the Advisory Agreement, the Advisor will be entitled to an annual asset management fee. The asset management fee is payable quarterly in arrears. The amount of the asset management fee is a percentage of total contributions. The applicable percentage used to calculate the asset management fee is based on the ratio of funds from operations to total contributions (such ratio being referred to as the "Return Ratio") for the preceding calendar quarter. The per annum asset management fee is initially equal to the following with respect to each calendar quarter: 0.1% of total contributions if the Return Ratio for the preceding calendar quarter is 6% or less; 0.15% of total contributions if the Return Ratio for the preceding calendar quarter is more than 6% but not more than 8%; and 0.25% of total contributions if the Return Ratio for the preceding calendar quarter is above 8%. See "Compensation." the Advisor will also receive reimbursement for certain direct expenses and allocable overhead incurred in connection with its provision of services to us.


     The bylaws require the independent directors to monitor the Advisor's performance under the Advisory Agreement and to determine at least annually that the amount of compensation we pay to the Advisor is reasonable, based on such factors as they deem appropriate, including: the amount of the asset management fee in relation to the size, composition and profitability of our investments; the success of the Advisor in selecting opportunities that meet our investment objectives; the rates charged by other investment advisors performing comparable services; the amount of additional revenues realized by it for other services performed for us; the quality and extent of service and advice furnished by it; the performance of our investments and the quality of our investments in relation to any investments generated by it for its own account.

     Our bylaws generally prohibit our operating expenses (generally defined as all operating, general and administrative expenses, but excluding depreciation and similar non-cash items and expenses of raising capital, interest, taxes and costs related to asset acquisition, operation and disposition) from exceeding in any year the greater of 2% of our total "Average Invested Assets" (generally defined as the monthly average of the aggregate book value of Company assets invested in real estate, before deducting depreciation) or 25% of our "Net Income" (generally defined as the revenues for any period, less expenses other than depreciation or similar non-cash items) for such year. Unless the independent directors conclude that a higher level of expenses is justified based upon unusual and nonrecurring factors which they deem sufficient, the Advisor must reimburse us for the amount of any such excess. It must make such reimbursement within 120 days from the end of our fiscal year. The Advisor will be entitled to be repaid such reimbursements in succeeding fiscal years to the extent actual operating expenses are less than the permitted levels. In determining that unusual and nonrecurring factors are present, the independent directors will be entitled to consider all relevant factors pertaining to our business and operations, and will be required to explain their conclusion in written disclosure to the shareholders. The Advisor generally would expect to pay any required reimbursement out of compensation received from us in the current or prior years. However, there can be no assurance that it would have the financial ability to fulfill its reimbursement obligations.

     Our bylaws further prohibit the total organizational and offering expenses (including selling commissions) from exceeding 15% of the total contributions. Furthermore, the total of all acquisition fees and acquisition expenses paid by us in connection with the purchase of a property by us shall be reasonable and shall in no event exceed an amount equal to 6% of the contract price for the property, unless a majority of the Board of Directors (including a majority of the independent directors) not otherwise interested in the transaction approves the transaction as being commercially competitive, fair and reasonable to us. For purposes of the foregoing limitation, the "contract price for the property" means the amount actually paid or allocated to the purchase, development, construction or improvement of the property, exclusive of acquisition fees and acquisition expenses. Any organizational and offering expenses or acquisition fees and acquisition expenses incurred by us in excess of the permitted limits shall be payable by the Advisor immediately upon our demand.

     The foregoing is only a summary of the Advisory Agreement. A copy of the form of such agreement has been filed as an exhibit to the registration statement of which this prospectus is a part; reference is made to the agreement for a complete statement of its provisions.


APPLE SUITES REALTY GROUP, INC.

     Apple Suites Realty Group, Inc. (the "Broker") is a Virginia corporation which was organized on March 11, 1999. The Broker will be engaged in the business of management of real property and the solution of financial and marketing problems related to investments in real property.

     We will enter into a Property Acquisition/Disposition Agreement with the Broker under which the Broker has agreed to act as a real estate broker in connection with our purchases and sales of properties. Under such agreement, the Broker is entitled to a real estate commission equal to 2% of the gross purchase prices of our properties, payable by us in connection with each purchase; provided that during the course of this offering, the total real estate commission payable to the Broker cannot exceed $6,000,000. Under such agreements, the Broker is also entitled to a real estate commission equal to 2% of the gross sales prices of our properties, payable by us in connection with each property sale if, but only if, any such property is sold and the sales price exceeds the sum of (1) our cost basis in the property (consisting of the original purchase price plus any and all capitalized costs and expenditures connected with the property) plus (2) 10% of such cost basis. For purposes of such calculation, our cost basis will not be reduced by depreciation. If the sales price of a particular property does not equal the required amount, no real estate commission is payable, but the Broker is still entitled to payment from us of its "direct costs" incurred in marketing such property where "direct costs" refers to a reasonable allocation of all costs, including salaries of personnel, overhead and utilities, allocable to services in marketing such property. The fees and expenses payable by us to the Broker upon sale of a property will also be payable if we sell our shares, merge with another entity, or undertake a similar transaction, the purpose or effect of which is, in essence, to dispose of some or all of our properties. In any case other than an actual sale of properties, we and the Broker will in good faith agree upon an allocation of purchase price to each property which is disposed of for the purpose of calculating any fees and expenses payable to the Broker. If the person from whom we purchase or to whom we sell a property pays any fee to the Broker such amount will decrease the amount of our obligation to the Broker. The agreement will have an initial term of five years and will renew automatically for successive terms of five years unless either party to the agreement elects not to renew by notice sent to the other party within 60 days before the end of any term.

     A copy of the form of Property Acquisition/Disposition Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and reference is made to the agreement for a complete description of its provisions.

     Subject to the conditions applicable generally to transactions between us and affiliates of the Advisor (see "Conflicts of Interest -- Transactions with Affiliates and Related Parties"), the Broker or an affiliate may render services to us in connection with our financings or refinancings, and would be entitled to compensation for such services. As of the date of this prospectus, there are no specific agreements for any such services.

     Glade M. Knight is the sole shareholder and Director of the Broker as well as its sole officer, serving as Chairman, Chief Executive Officer, President and Secretary.


PRIOR PERFORMANCE OF PROGRAMS SPONSORED BY GLADE M. KNIGHT

     The following paragraphs contain information on certain prior programs sponsored by Glade M. Knight to invest in real estate. The information set forth is current as of April 20, 1999. This information should not be considered to be indicative of our capitalization or operations. Purchasers of the common shares will not have any interest in the entities referred to in this section or in any of the properties owned by such entities.

     Mr. Knight was principally responsible for the organization of Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a real estate investment trust organized to acquire and own apartment complexes in the mid-Atlantic and southeastern regions of the country. Between December 1992 and October 1996, Cornerstone sold approximately $300 million in common shares to approximately 12,000 investors. Cornerstone currently has approximately 20,000 investors. The net proceeds of the Cornerstone public offering were used to acquire 58 apartment communities in Virginia, North and South Carolina, and Georgia. The Advisor will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Cornerstone with the Securities and Exchange Commission. For a reasonable fee, the Advisor will also provide copies of the exhibits to the Report on Form 10-K.

     Mr. Knight was principally responsible for the organization of Apple Residential Income Trust, Inc. ("Apple"), a real estate investment trust organized to acquire and own apartment complexes in the regions of the country. Between January 1997 and February 1999, Apple sold approximately $300 million in common shares to approximately 11,000 investors. The net proceeds of the Apple public offering were used to acquire 26 apartment communities in Texas. The Advisor will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on Form 10-K filed by Apple with the Securities and Exchange Commission. For a reasonable fee, the Advisor will also provide copies of the exhibits to the Report on Form 10-K.

     On March 30, 1999, Cornerstone and Apple announced that they had entered into a definitive merger agreement. The merger is subject to the approval of Cornerstone's and Apple's shareholders, as well as other customary closing conditions.

     Part II of our Registration Statement (which is not a part of this prospectus) contains a more detailed summary of the 58 property acquisitions by Cornerstone and the 26 property acquisitions by Apple. the Advisor will provide a copy of such summary without charge upon request of any investor or prospective investor.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     Beneficial ownership of our common shares, and options to purchase our common shares (exercisable currently or within 60 days), held by our directors and officers as of the date of this prospectus, are indicated in the table below. Each person named in the table has sole voting and investment powers as to such shares or shares such powers with his spouse and minor children, if any.





                                          NUMBER OF SHARES        PERCENT OF AGGREGATE
                 NAME                    BENEFICIALLY OWNED     OUTSTANDING SHARES OWNED
-------------------------------------   --------------------   -------------------------
Apple Suites Advisors, Inc. .........           10                       100%

     In addition to the foregoing, Glade M. Knight, who is a Director, Chairman of the Board and President of our company, will own 202,500 "Class B Convertible shares" for himself and for the benefit of others. In addition, two other individuals will each own 18,750 Class B Convertible Shares. The Class B Convertible shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below. The Class B Convertible shares will be issued by the Company to Mr. Knight and others on or before the initial closing of the minimum offering of $15,000,000, in exchange for the payment by them of $0.10 per Class B Convertible share, or an aggregate of $24,000.

     There are no dividends payable on the Class B Convertible shares. Upon our liquidation, the holder of the Class B Convertible shares is entitled to a liquidation payment of $0.10 per Class B Convertible share before any distribution of liquidation proceeds to the holders of the common shares. Holders of more than two-thirds of the Class B Convertible shares must approve any proposed amendment to the Articles of incorporation that would adversely affect the Class B Convertible shares. The Class B Convertible shares are convertible into common shares upon and for 180 days following the occurrence of either of the following events: (1) substantially all of our assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement with the Advisor is terminated or not renewed (the events described in this clause (2), a "Self-Administration Conversion"). Upon the occurrence of either triggering event, each Class B Convertible share is convertible into a number of common shares based upon the gross proceeds raised through the date of conversion in the offering made by this prospectus according to the following formula:





 GROSS PROCEEDS RAISED FROM SALES    NUMBER OF COMMON SHARES
 OF COMMON SHARES THROUGH DATE OF   THROUGH CONVERSION OF ONE
            CONVERSION              CLASS B CONVERTIBLE SHARE
---------------------------------- --------------------------
  $50 million..................... 1.0
  $100 million.................... 2.0
  $150 million.................... 3.5
  $200 million.................... 5.3
  $250 million.................... 6.7
  $300 million.................... 8.0


     No additional consideration is due upon the conversion of the Class B Convertible Shares. The conversion into common shares of the Class B Convertible Shares will result in dilution of the shareholders' interests.

                       FEDERAL INCOME TAX CONSIDERATIONS


GENERAL

     The following summary of material federal income tax considerations that may be relevant to a holder of common shares is based on current law and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury
Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     We will elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1999. Based on assumptions and representations summarized below, McGuire, Woods, Battle & Boothe LLP, our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 1999:

   --  we  are  organized  and  operate  in   conformity with  the  requirements
       for qualification and taxation as a REIT under the Code, and

   -- our proposed method of operations described in this prospectus will enable us to satisfy the requirements for qualification as a REIT.

     The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. McGuire, Woods, Battle & Boothe LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See "-- Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders:


REIT QUALIFICATION

     In order to maintain our REIT qualification, we must meet the following criteria:

   -- We must be organized as an entity that would, if we did not maintain our REIT status, be taxable as a regular corporation.

   --  We must be managed by one or more directors.

   --  Our taxable year must be the calendar year.

   --  Our beneficial ownership must be evidenced by transferable shares.

   -- Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months, and

   -- Not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each our taxable years.

     To protect against violations of these requirements, our Articles provide restrictions on transfers of our common shares, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying Excess Stock to the extent that the ownership otherwise might jeopardize our REIT status.

     To monitor our compliance with the share ownership requirements, we are required to and maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records.
Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of the requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and any such income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

     75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

   --  rents from real property;

   --  interest on loans secured by real property;

   -- gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of the Company's trade or business, referred to below as "dealer property");

   -- income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");


    -- distributions  on,  or gain from the sale of, shares of other qualifying
       REITs;


    -- abatements and refunds of real property taxes; and


    -- "qualified temporary investment income" (described below).


     In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property held by us for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and we will have leases where rent is based on a percentage of gross income.

     Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 of the Code, owns a 10% or greater interest ("Related Party Tenant Rent"). A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property). Further, if the value of the non-customary service income with respect to a property (valued at no less than 150% of our direct cost of performing such services) is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as "rents from real property."

     Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered). We may receive certain types of such income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and such income, together with other non-qualifying income (including related party tenant rent), is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may in the future establish subsidiaries in which we will hold less than 10% of the voting stock. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends from such subsidiaries to us would be included in our gross income and qualify for the 95% income test.

     If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if

   -- we report the source and nature of each item of our gross income in our federal income tax return for that year;

   -- the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

   -- the  failure  to   meet  the  tests  is due to reasonable cause and not to
willful neglect.

     However, in that case we would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for such year, multiplied by a fraction intended to reflect our profitability. See "-- Taxation as a REIT."

     CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

     Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We currently comply with, and expect to continue to satisfy, these asset tests.

     ANNUAL DISTRIBUTIONS TO SHAREHOLDERS. To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 95% of our net ordinary income (capital gain is not required to be distributed). More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) limited categories of "excess noncash income" (including, cancellation of indebtedness and original issue discount income).

     REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

     A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

   -- Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for ourselves and our shareholders.

   -- Dividends declared before the due date of our tax return for the taxable year (including extensions) also will be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of such taxable year and (2) no later than our next regular distribution payment.


     Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on the Company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of the Company's "ordinary income" plus (b) 95% of the Company's capital gain net income plus (c) any undistributed income from prior periods.


     Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January described above will be taxable to our shareholders in the year paid, even though we may be able to take them into account for a prior year. We will incur a nondeductible excise tax equal to 4% will for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (Copyright) any undistributed income from prior periods.


     We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 95% distribution requirement.


     If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.


TAXATION AS A REIT


     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. We do not anticipate we will pay any such preferential dividends. Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct dividend payments.


     Even as a REIT, we will be subject to tax in the following circumstances:


   -- any income or gain from foreclosure property will be taxed at the highest corporate rate (currently 35%);


   -- a confiscatory tax of 100% applies to any net income from prohibited transactions, which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;


   -- if we fail to meet either the 75% or 95% source of income tests previously described, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be Imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (2) the ratio of our REIT Taxable Income to our gross income (excluding capital gain and certain other items);


   -- items of tax preference, excluding items specifically allocable to our shareholders, will be subject to the alternative minimum tax;


   -- if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and


   -- under regulations that are to be promulgated, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire such assets.

FAILURE TO QUALIFY AS A REIT

     If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because our shareholders would continue to be taxed on any distributions they receive, the net after tax yield to our shareholders likely would be substantially reduced.

     As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon the company and our shareholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.


TAXATION OF SHAREHOLDERS

     In general, distributions will be taxable to shareholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

   -- Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

   -- Distributions paid to shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a shareholder who is subject to the passive activity rules.

   -- Distributions we designate as capital gains dividends generally will be taxed as long term capital gains to shareholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gains dividends as ordinary income.

   -- If we elect to retain and pay income tax on any net long-term capital gain, our shareholders would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Our shareholders would receive a credit for such shareholder's proportionate share of the tax paid by us on such retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

   -- Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

     -- Shareholders   are   not   permitted   to  deduct  our  losses  or  loss
        carry-forwards.

     Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain of our tax preference items.

     We may generate cash in excess of our net earnings. If we distribute cash to our shareholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

     Generally, gain or loss realized by a shareholder upon the sale of common shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

     In any year in which we fail to qualify as a REIT, our shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of the Company's tax preference items.


BACKUP WITHHOLDING

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 31%. These rules may apply in the following circumstances:

   -- when a shareholder fails to supply a correct taxpayer identification number,

   -- when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or

   -- in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required.

     A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

     The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The Final Regulations are generally effective for payments made on or after January 1,2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of common shares or Preferred Stock.


TAXATION OF TAX EXEMPT ENTITIES

     In general, a tax exempt entity that is a shareholder will not be subject to tax on distributions with respect to our shares or gain realized on the sale of our shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under "-- REIT Qualification --," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income, less direct expenses related thereto, derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. The Company does not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment our securities will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment our securities. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.


TAXATION OF FOREIGN INVESTORS

     The  rules  governing   federal  income   taxation  of  nonresident   alien
individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares or Preferred Stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from our sales or exchanges of United States real property interests and not designated us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares or Preferred Stock is treated as effectively connected with the Non-U.S.
Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation).

     For withholding tax purposes, we are currently required to treat all distributions as if made out of current and accumulated earnings and profits. Therefore we withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder unless (1) the Non-U.S. Shareholder files on IRS Form 1001 claiming that a lower treaty rate applies or (2) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the dividend is effectively connected income.

     Under the Final Regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent they do not exceed the adjusted basis of the shareholder's shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to withholding.


     We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that we could designate as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period, less than 50% in value of the shares was held directly or indirectly by foreign persons. We believe we are a "domestically controlled REIT," and therefore the sale of shares is not subject to taxation under FIRPTA. Because the common shares are publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if:

   -- investment in the common shares or Preferred Stock is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (and may also be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder), or

   -- the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains.

     If we were not a domestically controlled REIT, whether or not a Non-U.S. Shareholder's sale of common shares or Preferred Stock would be subject to tax under FIRPTA would depend on whether or not the common shares or Preferred Stock were regularly traded on an established securities market (such as the NYSE) and on the size of selling Non-U.S. Shareholder's interest in our securities. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain and the purchaser of such common shares or Preferred Stock may be required to withhold 10% of the gross purchase price. Any FIRPTA taxation would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.


STATE AND LOCAL TAXES

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, our shareholders may also be subject to state or local taxation. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.


                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit-sharing, retirement employee benefit plan, individual retirement account ("IRA"), or Keogh Plan (each, a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in common shares. In particular, the fiduciary should consider:

   -- whether  the  investment  satisfies  the  diversification  requirements of
      Section 404(a)(1)(c) of ERISA,

   -- whether   the   investment   is  in  accordance  with  the  documents  and
      instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA,

   -- whether the investment is for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries, or defraying reasonable administrative expenses of the Plan, and

   -- whether the investment is prudent under ERISA.

     In addition to the general fiduciary standards of investment prudence and diversification, specific provisions of ERISA and the Internal Revenue Code of 1986 (the "Code") prohibit a wide range of transactions involving the assets of a Plan and transactions with persons who have specified relationships to the Plan. Such persons are referred to as "parties in interest" in ERISA and as "disqualified persons" in the Code. Thus, a fiduciary of a Plan considering an investment in common shares should also consider whether acquiring or continuing to hold common shares, either directly or indirectly, might constitute a prohibited transaction.

     The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under these Regulations, if a Plan acquires an equity interest that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, then for purposes of fiduciary and prohibited transaction provisions under ERISA and the Code, the assets of the Plan would include both the equity interest and an undivided interest in each of the entity's underlying assets, unless an exemption applies.

     The Regulations define a publicly-offered security as a security that is:

   --  "widely held"

   --  "freely transferable," and

   -- either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred.

     The Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" if the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Regulations further provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Regulations also provide that when a security is part of an offering in which the minimum investment is $10,000 or less, the existence of certain restrictions ordinarily will not, along or in combination, affect the finding that such securities are freely transferable.

     We believe that the restrictions imposed under our bylaws on the transfer common shares are limited to the restrictions on transfer generally permitted under the Regulations, and are not likely to result in the failure of the common shares to be "freely transferable." We also believe that the restrictions that apply to the common shares held by us, or which may be derived from contractual arrangements requested by David Lerner Associates in connection with common shares are unlikely to result in the failure of the common shares to be "freely transferable." Nonetheless, no assurance can be given that the DOL and/or the U.S. Treasury Department could not reach a contrary conclusion. Finally, the common shares offered are securities that will be registered under the Securities Act and are or will be registered under the Exchange Act.

     Assuming that the common shares satisfy the definition of publicly-offered securities, described above, the underlying assets will not be deemed to be "plan assets" of any Plan that invests in the securities offered hereby.

     Notwithstanding the above, the Regulations provide that even if a security offered hereunder were not a publicly-traded security, investment by a Plan herein would not include the underlying assets if equity participation by benefit plan investors will not be significant. Under the Regulations, equity participation is significant if 25 percent or more in the security is held by benefit plan investors. It is expected that 75 percent of the common shares are expected to be held, at all times, by investors other than benefit plan investors. The term "benefit plan investors" generally includes the plans described above.

                                 CAPITALIZATION

     The capitalization of the Company as of March 31, 1999, and as adjusted to reflect the issuance and sale of the common shares offered hereby assuming the minimum offering and maximum offering is set forth in the table below. The following table does not reflect offering and organizational costs and other anticipated uses of proceeds, as described under "Estimated Use of Proceeds."





                                                                        AS ADJUSTED
                                                              --------------------------------
                                                                  MINIMUM          MAXIMUM
                                                    ACTUAL       OFFERING          OFFERING
                                                   --------   --------------   ---------------
Common Shares; no par value; 10 shares issued,
 1,666,666.67 and 30,166,666.67 shares issued as
 adjusted, respectively ........................     $100      $15,000,100      $300,000,100

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     We were organized on March 5, 1999 and have no operations to date. In addition, we currently own no properties. We intend to qualify as a REIT under the Internal Revenue Code. In order to maintain our qualification as a REIT, we will be obligated to distribute annually at least 95% of our taxable income to our shareholders.

     The proceeds of this offering and the cash flow generated from properties we will acquire and any short term investments will be our principal source of liquidity. In addition, although we intend to purchase properties on an all-cash basis or using short-term interim debt, we reserve the right to borrow funds if we deem it prudent. See "Policies with Respect to Certain Activities -- Borrowing Policies."

     On April 20, 1999, we obtained a line of credit in a principal amount of up to $1 million to fund our start-up costs. The lender is First Union National Bank. This line of credit bears interest at LIBOR plus 1.50%. Interest is payable monthly and the principal balance and all accrued interest are due in full on October 20, 1999. Glade M. Knight, our president and Chairman of the Board, has guaranteed repayment of the loan. We expect to repay this debt with proceeds from the sale of common shares.

     We anticipate that our cash flow will be adequate to cover our operating expenses and to permit us to meet our anticipated liquidity requirements, including distribution requirements. Inflation may increase our operating costs, including our costs on bank borrowings, if any.

     We intend to establish a working capital reserve of at least 0.5% of the proceeds from this offering. This reserve, in combination with income from our properties and short term investments, is anticipated to satisfy our liquidity requirements.

                              PLAN OF DISTRIBUTION

     The Company is offering to sell the common shares using the service of David Lerner Associates, Inc. as the managing dealer, and other broker-dealers selected by the managing dealer ("Selected Dealers"). The common shares are being offered on a "best efforts" basis, meaning that the managing dealer and Selected Dealers are not obligated to purchase any common shares. No common shares will be sold unless at least the minimum offering of $15,000,000 in shares has been sold no later than one year after the date of this prospectus. If the minimum offering of shares is not sold by that date, the offering will terminate and all funds deposited by investors into the escrow account will be promptly refunded in full, together with each investor's share of any interest earned thereon (less withholding of taxes in respect to payment of interest, if applicable). First Union National Bank will act as escrow agent for the escrow account until the minimum offering of shares is sold.

     The common shares are offered at $9 per share until the minimum offering of $15,000,000 in shares is achieved. Thereafter, the common shares will be offered at $10 per share.

     The offering of common shares is expected to terminate when all shares offered hereby have been sold or one year from the date hereof, unless extended by us for up to an additional year. In some states, extension of the offering may not be allowed, or may be allowed only upon certain conditions.

     Purchasers will be sold common shares at one or more closings. Following the sale of the minimum offering, additional closings will be held from time to time during the offering period as orders are received. The final closing will be held shortly after the termination of the offering period or, if earlier, upon the sale of all the common shares. It is expected that after the closing of the sale of the minimum offering, purchasers will be sold common shares no later than the last day of the calendar month following the month in which their orders are received. Funds received during the offering but after the initial disbursement of funds may be held in escrow for the benefit of purchasers until the next closing, and then disbursed to us.

     In no event are we required to accept the subscription of any prospective investor, and no such subscription shall become binding on us until a properly completed Subscription Agreement prepared and executed by the prospective investor has been accepted by our duly authorized representative. We will either accept or reject each subscription within four business days from the receipt of the subscription by David Lerner Associates, Inc. or a Selected Dealer.

     We intend to hold investors' funds in escrow until the minimum offering of $15,000,000 is achieved and the initial closing has occurred. Thereafter, investors' funds will not be held in escrow pending each applicable closing. We intend to cause to be paid from the escrow account in connection with the minimum offering of $15,000,000 each investor's share of net interest on escrowed funds, whether or not the investor's subscription for shares is accepted. We reserve the right to adopt reasonable simplifying conventions or assumptions in determining each investor's share of such net interest. Investors' subscriptions will be revocable by written notice delivered to the escrow agent at least five days before the initial closing. Subject to the foregoing, an investor's subscription funds may remain in escrow for an indefinite period of time.

     It is expected that shareholders will be able to elect to reinvest any distributions from us in additional common shares available in this offering, for as long as this offering continues. This option is referred to herein as the "Additional Share Option." Any purchase by reinvestment of distributions would be at the same price per share and on the same terms applicable generally to subscriptions in this offering effective at the time of reinvestment. We reserve the right to establish rules governing such reinvestment, as well as the right to modify or terminate such Additional Share Option at any time. We estimate that approximately 500,000 Shares ($5,000,000 at $10 per share) offered through this prospectus will be purchased through shareholders' reinvestment of distributions in common shares pursuant to the Additional Share Option described in this paragraph, but the number of shares which will be so purchased cannot be determined at this time.

     Subject  to  the  Additional  Share  Option  being  available  through  the broker-dealer which initially sells a shareholder his common shares, a shareholder will be able to elect the option by directing, on his Subscription Agreement, that cash distributions be reinvested in additional shares. Distributions attributable to any calendar quarter will then be used to purchase common shares in this offering. As described under "Federal Income Tax Consequences -Federal Income Taxation of the Shareholders," a shareholder who elects the Additional Share Option will be taxed as if he had received his distributions which are used to purchase additional shares. A shareholder may elect to terminate his participation in the Additional Share Option at any time by written notice sent it or to the broker-dealer through which the Shareholder initially purchased shares. The notice will be effective with respect to distributions attributable to any calendar quarter if it is sent at least 10 days before the end of such calendar quarter.

     Funds not invested in real properties may be invested by us in United States Government securities, certificates of deposit of banks located in the United States having a net worth of at least $50,000,000, bank repurchase agreements covering the securities of the United States Government or United States governmental agencies issued by banks located in the United States having a new worth of at least $50,000,000, bankers' acceptances, prime commercial paper or similar highly liquid investments (such as money market funds selected by the Company) or evidences of indebtedness.

     We will pay to David Lerner Associates, Inc. selling commissions on all sales made in an amount equal to 7.5% of the purchase price of the Shares ($0.675 per share purchased at $9 per share and $0.75 per share purchased at $10 per share). We will also pay to David Lerner Associates, Inc. a marketing expense allowance equal to 2.5% of the purchase price of the shares, as a non-accountable reimbursement for expenses incurred by it in connection with the offer and sale of the common shares. The marketing expense allowance will equal $0.225 per share purchased at $9 per share and $0.25 per share purchased at $10 per share. The selling commissions and marketing expense allowance are payable to David Lerner Associates, Inc. at the times of the issuance of common shares to purchasers.

     Prospective investors are advised that David Lerner Associates, Inc., reserves the right to purchase common shares, on the same terms applicable generally to sales pursuant to this prospectus, for its own account, at any time and in any amounts, to the extent not prohibited by relevant law.

     The Agency Agreement among us, the Advisor and the Broker and David Lerner Associates, Inc. permits David Lerner Associates, Inc. to use the services of other broker-dealers in offering and selling the common shares, subject to our approval. David Lerner Associates, Inc. will pay the compensation owing to such broker-dealers out of the selling commissions or marketing expense allowance payable to it. Sales by such broker-dealers would be carried on in accordance with customary securities distribution procedures. David Lerner Associates, Inc. may be deemed to be an "underwriter" for purposes of the Securities Act in connection with this offering. Purchasers' checks are to be made payable to "First Union National Bank, Escrow Agent" or as otherwise directed by David Lerner Associates, Inc.

     Purchasers are required to purchase a minimum of $5,000 in common shares ($2,000 in common shares for Qualified Plans). the Advisor and the Broker may purchase in this offering up to 2.5% of the total number of shares sold in the offering, on the same terms and conditions as the public. If the Advisor and the Broker purchase any common shares, they will be permitted to vote on any matters submitted to a vote of holders of the common shares. Any purchase of shares in this offering by the Advisor and the Broker must be for investment, and not for resale or distribution. The shares described in this paragraph are exclusive of the shares which may be issued under our stock incentive plans.
See "Management -- Stock Incentive Plans."

     There has been no previous market for any of our common shares. The initial offering price for the common shares is arbitrary and was determined on the basis of the proposed capitalization of our company, market conditions and other relevant factors.

     We, the Advisor and the Broker have agreed to indemnify David Lerner Associates, Inc. and other broker-dealers against certain liabilities, including liabilities under the Securities Act. No indemnification is provided for willful misfeasance, bad faith, gross negligence or reckless disregard of duties under the Securities Act by any of such persons.

     The company has agreed to sell to David Lerner Associates, Inc. for an aggregate of $100, warrants (the "Warrants") to purchase 10% of the shares sold up to 3,000,000 common shares at an exercise price of $16.50 per common share (165% of the public offering price per common share). The Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of their issuance, except to the officers and employees of David Lerner Associates, Inc. and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of the final closing after the termination of this offering (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common shares. To the extent that the Warrants are exercised, dilution to the interests of the shareholders will occur. Further, the terms upon which we may be able to obtain additional equity capital may be adversely affected since the holders of the Warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Warrants. Any profit realized by David Lerner Associates on the sale of the Warrants may be deemed additional underwriting compensation. We have agreed, at the request of the holders of a majority of the Warrants, at our expense, to register the Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Warrants in any appropriate registration statement which is filed by us during the seven years following the date of this prospectus.

                         DESCRIPTION OF CAPITAL STOCK

     The  information  set  forth  below is only a  summary  of our terms of our
common  shares.   You  should  refer  to  our  articles  of  incorporation  (the
"Articles"), and bylaws for a complete description of the common shares.

     Our authorized capital stock consists of 200,000,000 common shares, no par value, 240,000 Class B Convertible shares, no par value and 15,000,000 shares of preferred stock, no par value. Each common share will be fully paid and nonassessable upon issuance and payment therefor. As of the date of this prospectus, there were 10 common shares issued and outstanding. All 240,000 authorized Class B Convertible shares will be held by Glade M. Knight and two other individuals. See "Principal and Management Shareholders."


DIVIDEND AND DISTRIBUTION RIGHTS

     Our common shares have equal rights in connection with:

   -- dividends

   -- distributions, and

   -- liquidations.

     If our Board of Directors determines, in its sole discretion, to declare a dividend, the right to such dividend is subject to the following restrictions:

   -- the dividend rights of the common shares may be subordinate to any other shares or new series of stock our Board may authorize in the future, and


   -- the amount the dividend is limited by law.

     If we liquidate our assets or dissolve entirely, the holders of the common shares will share, on a pro rata basis, in the assets we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of common shares can share in our assets.

     Holders of common shares do not have the right to convert or redeem their shares. In addition, they do not have rights to a sinking fund or to subscribe for any of our securities.


VOTING RIGHTS

     Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of common shares have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of stock. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Our Articles state that a majority of common shares outstanding and entitled to vote on a matter may approve our company to take any of the following actions:

     -- dissolve,

     -- amend our charter or articles of incorporation,

     -- merge,

     -- sell all or substantially all of our assets, or

     -- engage in share exchange or similar transactions;

except for amendments to our articles of incorporation relating to the classification of the board of directors. This matter requires the approval of at least two-thirds of the shares entitled to vote.

     The transfer agent and registrar for the common shares is First Union National Bank.

PREFERRED STOCK


     Our Articles of Incorporation authorize our issuance of up to 15 million shares of preferred stock. No shares of preferred stock have been issued.


     We  believe  that the  authorization  to issue  shares of  preferred  stock benefit us and our shareholders by permitting flexibility in financing additional growth, giving us additional financing options in our corporate planning and in responding to developments in our business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred stock available for issuance in the future gives us the ability to respond to future developments and allow preferred stock to be issued without the expense and delay of a special shareholders' meeting.


     At present, we have no specific financing or acquisition plans involving the issuance of preferred stock and we do not propose to fix the characteristics of any series of shares of preferred stock in anticipation of issuing preferred stock. We cannot now predict whether or to what extent, if any, preferred stock will be used or if so used what the characteristics of a particular series may be.


     The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred stock. Unless otherwise required by applicable law or regulation, the preferred stock would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the Board of Directors. The preferred stock could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of shares of preferred stock could be given rights that are superior to certain rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution of our company.


RESTRICTIONS ON TRANSFER


     To qualify as a REIT under the Code, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of our issued and outstanding common shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.


     Since our Board of Directors believes it is essential that we maintain our REIT status, our bylaws provide that no person may own or be deemed to own more than 9.8% (the "Ownership Limit") of the aggregate value of all of our outstanding common shares. The Board may exempt a proposed transferee from the Ownership Limit. In connection therewith, the Board may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.


     Any acquisition or transfer of common shares that would: (1) result in the common shares being owned by fewer than 100 persons or (2) result in our being "closely-held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the common shares. The foregoing restrictions on transferability and ownership will not apply if the Board determines it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our Articles are amended accordingly.


     Any purported transfer of common shares that would result in a person owning shares of capital stock in excess of the Ownership Limit will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock. Under our bylaws, Excess Stock will be deemed to have been transferred to us as trustee of a separate trust (the "Trust") for the exclusive benefit of the person or persons to whom the interest in the Trust can ultimately be transferred.

     Excess Stock is not transferable, but the interest in the Trust representing the Excess Stock may be transferable. A holder of an interest in the Trust representing Excess Stock may transfer such interest if the proposed transferee could hold our stock without triggering the Excess Stock provisions. The transfer must also be made at a price not to exceed the price paid by the purported transferee or, if no consideration was paid, the Market Price measured on the date of the original attempted transfer. If these conditions are met, any Excess Stock involved will automatically be exchanged for the common shares or preferred stock to which the Excess Stock is attributable.

     We may also purchase Excess Stock at a price equal to the lesser of:

   -- the price paid for the shares of capital stock by the intended transferee or, if no consideration was paid, the Market Price of the shares of capital stock resulting in Excess Stock, measured on the date of the transfer, or

   -- the Market Price of the shares of capital stock resulting in Excess Stock measured on the date on which we elect to purchase the Excess Stock.

     "Market Price" means the average daily closing price of a share if listed on a national securities exchange or quoted on NASDAQ National Market. If the shares are not then traded on any exchange or quotation system, Market Price will be the mean between the average closing bid prices and the average closing asked prices. In each case, Market Price is measured during the 30-calendar day period ending on the business day prior to the measurement date. If there have been no sales or published bid and asked quotations with respect to such shares during this 30-day period, the Market Price will be as determined in good faith by our Board.

     From and after the intended transfer to the purported transferee of the shares of Excess Stock, the purported transferee will cease to be entitled to distributions, except upon liquidation, voting rights and other benefits with respect to the Excess Stock. The purported transferee will retain the right to payment of the purchase price for the applicable shares of underlying capital stock. Any dividend or distribution paid to a purported transferee on Excess Stock prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid upon demand.

     If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Stock and to hold the Excess Stock on our behalf. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     In addition, each shareholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.


FACILITIES FOR TRANSFERRING COMMON SHARES

     David Lerner Associates may, but is not obligated to, assist shareholders who desire to transfer their common shares. In the event David Lerner Associates provides assistance, it will be entitled to receive compensation as specified by it. Any assistance offered by David Lerner Associates may be terminated or modified at any time without notice, and any fee charged for transfer assistance may be modified or terminated at any time and without notice. David Lerner Associates currently has no plans for rendering the type of assistance referred to in this paragraph. This assistance, if offered, would likely consist of informally matching isolated potential buyers and sellers, and would not represent the creation of any "market" for the common shares.

     No public market for the common shares currently exists. We do not plan to cause the common shares to be listed on any securities exchange or quoted on any system or in any established market either immediately or at any definite time in the future. While we may cause the common shares to be listed or quoted if our board of directors determines that action to be prudent, there can be no assurance that such an event will ever occur. Prospective shareholders should view the common shares as illiquid and must be prepared to hold their investment for an indefinite length of time.


WARRANTS

     We have agreed to sell to David Lerner Associates, Inc. for an aggregate of $100, warrants (the "Warrants") to purchase 10% of the shares sold in this offering, up to 3,000,000 common shares at an exercise price of $16.50 per common share (165% of the public offering price per common share). The Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this prospectus, except to the officers and employees of David Lerner Associates, Inc. and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of the final closing after the termination of this offering (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common shares. To the extent that the Warrants are exercised, dilution to the interests of the shareholders will occur. We have agreed, at the request of the holders of a majority of the Warrants, at our expense, to register the Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Warrants in any appropriate registration statement which is filed by us during the seven years following the date of this prospectus.

                      SUMMARY OF ORGANIZATIONAL DOCUMENTS

     The following is a summary of the principal provisions of our articles of incorporation and bylaws, some of which may be described or referred to elsewhere in this prospectus. Neither this summary nor such descriptions appearing elsewhere in this prospectus purport to be, or should be considered, a complete statement of the terms and conditions of the articles of incorporation or bylaws or any specific provision thereof, and this summary and all such descriptions are qualified in their entirety by reference to, and the provisions of, the articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part. Our articles of incorporation have been reviewed and approved unanimously by the Board of Directors.


BOARD OF DIRECTORS

     The Board of Directors, subject to specific limitations in the articles of incorporation and those imposed by law, has full, exclusive, and absolute power, control and authority over our property and business. The Board of Directors, without approval of the shareholders, may alter our investment policies in view of changes in economic circumstances and other relevant factors, subject to the investment restrictions set forth in the bylaws.

     A director may be removed (i) for cause by the vote or written consent of all directors other than the director whose removal is being considered, or (ii) with or without cause at a special meeting of the shareholders by vote of a majority of the outstanding common shares. "For cause" is defined as willful violations of the articles of incorporation or bylaws, or gross negligence in the performance of a director's duties. Any vacancies in the office of director may be filled by a majority of the directors continuing in office or at a special meeting of shareholders by vote of a majority of the common shares present at a meeting at which there is a quorum. Any director so elected shall hold office for the remainder of his predecessor's term. The number of directors shall not be less than three nor more than 15. At the time of initial closing, there will be five directors, a majority of whom are independent directors. See "Management." The holders of the common shares are entitled to vote on the election or removal of the Board of Directors, with each common share entitled to one vote.

     The Board of Directors is empowered to fix the compensation of all officers and the Board of Directors. Under the bylaws, directors may receive reasonable compensation for their services as directors and officers and reimbursement of their expenses, and we may pay a director such compensation for special services, including legal and accounting services, as the Board of Directors deems reasonable. The Board of Directors may delegate certain of its powers to an executive committee, which must be comprised of at least three directors, the majority of whom are Independent Directors. At all times a majority of the directors and a majority of the members of any board committee shall be independent directors, except that upon the death, removal, or resignation of an independent director such requirement shall not be applicable for 60 days.


RESPONSIBILITY OF BOARD OF DIRECTORS, ADVISOR, OFFICERS AND EMPLOYEES

     Our articles of incorporation provide that the directors and officers shall have no liability to us or our shareholders in actions by or in the right of the company unless such officer or director has engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. The Advisory Agreement provides that the Advisor shall have no liability to us or our shareholders unless it has engaged in gross negligence or willful misconduct. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with the affairs of our company. The articles of incorporation and the Advisory Agreement, respectively, provide that we shall indemnify any present or former director, officer, employee or agent and the Advisor against any expense or liability in an action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director, officer, employee or agent or the Advisor was acting in good faith within what he or it reasonably believed to be the scope of his or its employment or authority and for a purpose which he or it reasonably believed to be in the best interests of the company or shareholders, and that the liability was not the result of willful misconduct, bad faith, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or
(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

     In the absence of the special exculpation and indemnification provisions in the articles of incorporation, the directors and officers would have greater accountability to us under Virginia statutory law. In the absence of a special provision in the articles of incorporation, a director or officer of a Virginia corporation would have financial liability for misconduct equal to the greater of $100,000 or the amount of cash compensation received by the director or officer from the corporation during the twelve preceding months. Virginia law permits, but does not require, a corporation to indemnify a director if the director conducted himself in good faith and believed that his conduct was in the best interests (or in certain cases at least not opposed to the best interests) of the corporation. As noted above, the articles of incorporation require indemnification under the circumstances indicated, and therefore provide rights more favorable to the directors and officers than would be afforded by Virginia law alone.

     Although no Virginia court has passed upon the nature of the accountability owed by an entity like the Advisor to an entity like us, it is almost certain that the exculpation and indemnification provisions benefiting the Advisor under the Advisory Agreement are more beneficial to the Advisor than would be the result in the absence of such provisions. Since the Advisor has a contractual relationship with us, in the absence of special exculpation and indemnification provisions in the Advisory Agreement, a court would likely hold that the Advisor is liable for ordinary negligence and ordinary misconduct, in addition to the more egregious misconduct for which the Advisor is liable under the Advisory Agreement.

     The exculpation and indemnification provisions in the articles of incorporation and the Advisory Agreement have been adopted to help induce the beneficiaries of such provisions to agree to serve on behalf of our company or the Advisor by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. Such exculpation and indemnification provisions have been adopted, in part, in response to a perceived increase generally in shareholders' litigation alleging director and officer misconduct. The exculpation and indemnification provisions in the articles of incorporation and the Advisory Agreement may result in a shareholder or our company having a more limited right of action against a director, the Advisor or its affiliates than he or it would otherwise have had in the absence of such provisions. Conversely, the presence of such provisions may have the effect of conferring greater discretion upon the directors, the Advisor and its affiliates in making decisions and taking actions with respect to us. Subject to the exculpation and indemnification provisions in the articles of incorporation, the Advisory Agreement, and as otherwise provided by law, the Advisor and the directors and officers are accountable to us and our shareholders as fiduciaries and must exercise good faith and integrity in handling our affairs. As noted above, however, the exculpation and indemnification provisions in the articles of incorporation and the Advisory Agreement represent a material change from the accountability which would be imposed upon the directors, officers, the Advisor and its affiliates in the absence of such contractual provisions. Thus, such fiduciary duties will be materially different from such fiduciary duties as they would exist in the absence of the provisions of the articles of incorporation and the Advisory Agreement.


ISSUANCE OF SECURITIES

     The Board of Directors may in its discretion issue additional common shares or other equity or debt securities, including options, warrants, and other rights, on such terms and for such consideration as it may deem advisable. See "Risk Factors -- Potential Dilution of Shareholders' Interests." Without limiting the generality of the foregoing, the Board of Directors may, in its sole discretion, issue shares of stock or other equity or debt securities, (1) to persons from whom we purchases property, as part or all of the purchase price of the property, or (2) to the Advisor and the Broker in lieu of cash payments required under the Advisory Agreement or other contract or obligation. The Board of Directors, in its sole discretion, may determine the value of any shares or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us, except that while shares are offered by us to the public, the public offering price of such common shares shall be deemed their value.

     We have adopted two stock incentive plans for the benefit of our directors and certain employees and for the benefit of certain employees of the Advisor and the Broker. See "Management -- Stock Incentive Plans."


REDEMPTION AND RESTRICTIONS ON TRANSFER

     For us to qualify as a REIT under the Internal Revenue Code, not more than 50% of our outstanding shares may be owned directly or indirectly by five or fewer individuals during the last half of any year other than the first year, and after the first year all shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. As a means of attempting to ensure compliance with these requirements, the bylaws provide that we may prohibit any person from directly or indirectly acquiring ownership (beneficial or otherwise) of Excess Shares. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer."


AMENDMENT

     The articles of incorporation and the bylaws generally may be amended or altered or we may be dissolved by the affirmative vote of the holders of a majority of the outstanding common shares, with each shareholder entitled to cast one vote per common share held. Our articles and bylaws may not be amended unless approved by the vote of the holders of a majority of the common shares, except in limited circumstances. The Board of Directors may, without shareholder approval, amend the articles of incorporation to create series of preferred stock and define the terms of such series. The Board of Directors may, without shareholder approval, amend the bylaws (1) to bring the bylaws into conformity with the REIT provisions of the Code or other law or regulation, or the requirements of any state securities administrator, (2) to correct any ambiguity in the bylaws or resolve any inconsistency between the bylaws and the articles of incorporation, (3) to make any change in the bylaws not materially adverse to the interests of the shareholders, or (4) to permit us to take any action or fulfill any obligation which we are legally permitted or obligated to take or fulfill.


SHAREHOLDER LIABILITY

     The holders of our shares shall not be liable personally on account of any obligation of our company.

                                SALES LITERATURE

     We may use certain sales or marketing literature in connection with the offering of the common shares. Sales or marketing materials which may be used include a sales brochure highlighting our company. The literature may also include a brochure describing the Advisor and the Broker and affiliates and a "tombstone" advertisement, mailer and introductory letter. We may, from time to time, also utilize brochures describing completed or proposed property acquisitions, summaries of our company or of the offering of the common shares, and discussions of REIT investments generally.

     The offering is, however, made only by means of this prospectus. Except as described herein, we have not authorized the use of other supplemental literature in connection with the offering other than marketing bulletins to be used internally by broker-dealers. Although the information contained in such literature does not conflict with any of the information contained in this prospectus, the material does not purport to be complete, and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, as incorporated in this prospectus or the registration statement by reference, or as forming the basis of the offering of the common shares described herein.


                            REPORTS TO SHAREHOLDERS

     Financial information contained in all reports to shareholders will be prepared in accordance with generally accepted accounting principles. The annual report, which will contain financial statements audited by a nationally recognized accounting firm, will be furnished within 120 days following the close of each fiscal year. The annual report will contain a complete statement of compensation and fees paid or accrued by us to the Advisor and the Broker together with a description of any new agreements. Under the bylaws, we are also obligated to send to our shareholders quarterly reports after the end of the first three calendar quarters of each year. Such quarterly reports will include unaudited financial statements prepared in accordance with generally accepted accounting principles, a statement of fees paid during the quarter to the Advisor and the Broker and a reasonable summary of our activities during the quarter. The shareholders also have the right under applicable law to obtain other information about us.

     We will file a report meeting the requirements of Form 8-K under the Exchange Act if, after the termination of the offering, a commitment is made involving the use of 10 percent or more of the net proceeds of the offering and will provide the information contained in such report to the shareholders at least once each quarter after the termination of this offering.


                                 LEGAL MATTERS

     Certain legal matters in connection with the common shares will be passed upon for us by McGuire, Woods, Battle and Boothe LLP, Richmond, Virginia.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our balance sheet at March 26, 1999, as set forth in their report. We've included our balance sheet in the prospectus and in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              -----
Report of Independent Auditors ...........                     F-2
Balance Sheet at March 26, 1999 ..........                     F-3
Notes to Balance Sheet ...................                     F-4

                         Report of Independent Auditors


The Board of Directors and Shareholder of
Apple Suites, Inc.


We have audited the accompanying balance sheet of Apple Suites, Inc. as of March 26, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Apple Suites, Inc. at March 26, 1999, in conformity with generally accepted accounting principles.

                              /s/ Ernst & Young LLP

Richmond, Virginia
April 21, 1999

                               Apple Suites, Inc.

                                  Balance Sheet

                                 March 26, 1999


Assets
   Cash                                                  $  100
                                                      ==============

Stockholder's equity
   Preferred stock,
     authorized 15,000,000 shares; none
     issued and outstanding                                   -
   Class B convertible stock, no par value,
     authorized 240,000 shares; none
     issued and outstanding                                   -
   Common stock, no par value
     authorized 200,000,000 shares;
     issued and outstanding 10 shares                    $  100
                                                      --------------

                                                         $  100
                                                      ==============



See accompanying notes to balance sheet.

                               Apple Suites, Inc.

                             Notes to Balance Sheet




1. Summary of Significant Accounting Policies

Organization

Apple Suites, Inc. (the "Company") is a Virginia corporation that intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. The Company, which has no operating history, was formed to invest primarily in extended stay hotels in the southeastern and southwestern United States. Initial capitalization occurred on March 5, 1999, when 10 shares of common stock were purchased by Apple Suites Advisors, Inc. (see Note 3).

Significant Accounting Policies

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company's continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Start Up costs

Start up costs incurred other than offering costs will be expensed upon the successful completion of the minimum offering (see Note 3).

                               Apple Suites, Inc.

2. Offering of Shares

The Company intends to raise capital through a "best-efforts" offering of shares by David Lerner Associates, Inc. (the "Managing Dealer"), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold.

A minimum offering of 1,666,666 shares ($15,000,000) must be sold within one year from the beginning of this offering or the offering will terminate and investors' subscription payments, with interest, will be refunded to investors. Pending sale of such minimum offering amount, investors' subscription payments will be placed in an escrow account.

3. Related Parties

The Company has negotiated, but not signed, a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. ("ASRG"), to acquire and dispose of real estate assets for the Company. A fee of 2% of the purchase price or sale price in addition to certain reimbursable expenses will be payable for these services.

The Company has negotiated, but not signed, an Advisory Agreement with Apple Suites Advisors, Inc. ("ASA") to provide management of the Company and its assets. An annual fee ranging from .1% to .25% of total contributions received by the Company in addition to certain reimbursable expenses will be payable for these services.

ASRG and ASA are 100% owned by Glade M. Knight, Chairman and President of the Company. ASRG and ASA may purchase in the " best efforts" offering up to 2.5% of the total number of shares sold in the offering.

Affiliates of the Company have incurred certain organization and offering costs on behalf of the Company. Upon successful completion of the minimum offering (see Note 2), the Company will reimburse the affiliates for these organizational and offering costs. The Company is not responsible for these costs in the event that the offering is not successfully completed.

On April 20, 1999, the Company obtained a line of credit in a principal amount of up to $1 million to fund certain offering costs. The loan bears interest at LIBOR plus 1.50%. Interest is payable monthly and the principal balance and all accrued interest are due in full on October 20, 1999. Glade M. Knight has guaranteed repayment of the loan.

                               Apple Suites, Inc.

4. Stock Incentive Plans

The Company intends to adopt two stock incentive plans (the "Incentive Plan" and "Directors' Plan") to provide incentives to attract and retain directors, officers and key employees. The plans provide for the grant of options to purchase a specified number of shares of common stock ("Options") or grants of restricted shares of common stock ("Restricted Stock") to selected employees and directors of the Company and certain affiliates. Following consummation of the offering, a Compensation Committee ("Committee") will be established to implement and administer the plans. The Committee will be responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and the terms and conditions of Restricted Stock.

5. Class B Convertible Stock

The Company has authorized 240,000 shares of Class B Convertible Stock. The Company will issue 202,500 Class B Convertible Shares to Glade M. Knight, Chairman and President of the Company, and a combined 37,500 Class B Convertible Shares to two other individuals. The Class B Convertible Shares will be issued by the Company on or before the initial closing of the minimum offering of $15,000,000, in exchange for payment of $.10 per Class B Convertible Share, or an aggregate of $24,000. There will be no dividends payable on the Class B Convertible Shares. On liquidation of the Company, the holders of the Class B Convertible Shares will be entitled to a liquidation payment of $.10 per share before any distribution of liquidation proceeds to holders of the Common Shares. Holders of more than two-thirds of the Class B Convertible Shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B Convertible Shares or create a new class of stock senior to, or on a parity with, the Class B Convertible Shares. The Class B Convertible Shares may not be redeemed by the Company.

Each holder of outstanding Class B Convertible Shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of either of the following conversion events:

(1) the sale or transfer of substantially all of the Company's assets, stock or business, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or

                               Apple Suites, Inc.

5. Class B Convertible Stock (continued)

(2) the termination or expiration without renewal of the Advisory Agreement with ASA, and if the Company ceases to use ASRG to provide substantially all of its property acquisition and disposition services.

Upon the occurrence of either conversion event, each Class B Convertible Share may be converted into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the public offering or offerings of the Company's Common Shares made by the Company's prospectus according to the following formula:

                                             Number of Common Shares
 Gross Proceeds Raised From                  through Conversion of One
Sales of Common Shares through               Class B Convertible Share
    Date of Conversion                    (the initial "Conversion Ratio")
    ------------------                    --------------------------------
       $ 50 million                                    1.0
       $100 million                                    2.0
       $150 million                                    3.5
       $200 million                                    5.3
       $250 million                                    6.7
       $300 million                                    8.0

No additional consideration is due upon the conversion of the Class B Convertible Shares. Upon the probable occurrence of a conversion event, the Company will record expense for the difference between the market value of the Company's Common Stock and issue price of the Class B Convertible Shares.

6. Warrants

The Company has agreed to sell to the Managing Dealer for an aggregate of $100, warrants (the "Warrants") to purchase 10% of the shares sold in this offering, up to 3,000,000 common shares at an exercise price of $16.50 per common share (165% of the public offering price per common share). The Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of the "best-efforts" offering prospectus, except to the officers and employees of the Managing Dealer and are exercisable at any time and from time to time, in whole or in part, during the five-year

                               Apple Suites, Inc.

6. Warrants (continued)

period commencing on the date of the final closing after the termination of the offering (the "Warrant Exercise Term"). At the Company's expense, the Company intends to register the Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Warrants in any appropriate registration statement which is filed by the Company during the seven years following the date of the "best efforts" offering prospectus.

7. Year 2000 (Unaudited)

Many of the computer systems currently in use record years in a two-digit format. Those computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in operations (commonly referred to as the "Year 2000" issue). Although the Company is currently examining the systems it will employ for Year 2000 compliance, we cannot guarantee that all Company systems will be Year 2000 compliant or that other companies on which the Company may rely will be timely converted. As a result, the Company's operations could be adversely affected by this issue.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:



           SEC registration fee ......................   $   83,400
           NASD filing fee ...........................       30,500
           Printing and engraving fees ...............      300,000
           Legal fees and expenses ...................      350,000
           Accounting fees and expenses ..............      100,000
           Blue Sky fees and expense .................       45,000
           Transfer Agent and Registrar fees .........       10,000
           Registrant travel expense .................       30,000
           Marketing Expense Allowance ...............    7,500,000
           Contingency ...............................      551,100
                                                         ----------
  Total ..............................................   $9,000,000
                                                         ==========


ITEM 31. SALES TO SPECIAL PARTIES.

     On March 5, 1999, the Registrant sold 10 Common Shares to Apple Suites Advisors, Inc. ("ASA") for $100 cash.


ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.

     On March 5, 1999, the Registrant sold 10 Common Shares to ASA for $100 cash, in a transaction that was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.


ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company will obtain, and pay the cost of, directors' and officers' liability insurance coverage which insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

     The Virginia Stock Corporation Act (the "Virginia Act") permits, and the Registrant's Articles of Incorporation and Bylaws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's Articles of Incorporation and Bylaws require indemnification of officers and directors with respect to any action except in the case of willful misconduct, bad faith, reckless disregard of duties or violations of the criminal law. In addition, the Registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The Registrant's Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the Registrant in a shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws. Reference also is made to the indemnification provisions set forth in the form of Agency Agreement filed as Exhibit 1 hereto.


ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 35. FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS.

   (a) Financial   Statements.   See  Index  to  Financial  Statements  in  this
       Prospectus for the financial statements which are included in this Registration Statement.

   (b) Financial Statement Schedules:
      All financial statement schedules have been omitted because they are not applicable.

     (c) Exhibits. Except as expressly noted otherwise, the Exhibits are filed herewith.





 EXHIBIT
 NUMBER                                    DESCRIPTION OF DOCUMENTS
-------- --------------------------------------------------------------------------------------------
 1       Form of Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of Selected Dealer Agreement attached as Exhibit A thereto.
 3.1     Articles of Incorporation of the Registrant.
 3.2     Bylaws of the Registrant.
 3.3     Form of Amended and Restated Bylaws of the Registrant.
 4.1     Credit Agreement between the Registrant and First Union National Bank.
 4.2     Promissory Note to First Union National Bank.
 4.3     Guaranty of Glade M. Knight.
 5       Form of  Opinion  of  McGuire,  Woods,  Battle &  Boothe  LLP as to the
         legality of the securities being registered.
 8       Form of Opinion of McGuire, Woods, Battle & Boothe LLP as to certain tax matters.
10.1     Form of Advisory Agreement between the Registrant and Apple Suites Advisors, Inc.
10.2     Form of Property Acquisition/Disposition Agreement between the Registrant and Apple
         Suites Realty Group, Inc.
10.3     Form of Apple Suites, Inc. 1999 Incentive Plan.
10.4     Form of Apple Suites, Inc. 1999 Non-Employee Directors Stock Option Plan.
23.1     Consent of McGuire, Woods, Battle & Boothe LLP (included in Exhibits 5 and 8).
23.2     Consent of Ernst & Young LLP.

ITEM 36. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) That all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.


     (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The Registrant undertakes to send to each Shareholder at least on an annual basis a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.


     The Registrant undertakes to provide to the Shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.


     The Registrant undertakes to file during the offering period a sticker supplement pursuant to Rule 424(c) under the Act describing each property not identified in the Prospectus at such time as there arises a reasonable probability of investment in such property by the Registrant and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing Shareholders. Each sticker supplement will also disclose all compensation and fees received by the Advisor or its Affiliates in connection with any such investment. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.


     The Registrant undertakes to file, after the end of the offering period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment not previously disclosed in the Prospectus or a supplement thereto involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Shareholders at least once each quarter after the end of the offering period.

     Offers and sales of the interests may continue after the filing of a post-effective amendment containing information previously disclosed in sticker supplements to the prospectus, as long as the information disclosed in a current sticker supplement accompanying the prospectus is as complete as the information contained in the most recently filed post-effective amendment.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commis- sion such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for expenses incurred in a successful defense) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

         TABLE VI: ACQUISITIONS OF PROPERTIES BY CORNERSTONE AND APPLE

     The following is a summary of rental property owned by Cornerstone at December 31, 1998. All properties are residential communities and are owned on a mortgage-free basis. Cornerstone has not disposed of any properties since inception.





                                       INITIAL                                                AVERAGE
                                     ACQUISITION      TOTAL           DATE         NUMBER    SQUARE FT.
            DESCRIPTION                  COST      INVESTMENT*      ACQUIRED      OF UNITS    OF UNITS
----------------------------------- ------------- ------------- ---------------- ---------- -----------
NORTH CAROLINA
 Raleigh/Durham, North Carolina
   The Hollows ....................  $ 4,200,000   $ 6,173,553  June 1993           176          903
   The Trestles ...................   10,350,000    11,498,537  December 1994       280          776
   The Landing ....................    8,345,000    10,055,764  May 1996            200          960
   Highland Hills .................   12,100,000    14,421,444  September 1996      264        1,000
   Parkside at Woodlake ...........   14,663,886    15,119,409  September 1996      266          865
   Deerfield ......................   10,675,000    11,218,179  November 1996       204          888
   Paces Arbor ....................    5,588,219     5,970,315  March 1997          101          899
   Paces Forest ...................    6,473,481     6,958,627  March 1997          117          883
   Clarion Crossing ...............   10,600,000    11,076,591  September 1997      228          769
   St. Regis ......................    9,800,000    10,135,730  October 1997        180          840
   Remington Place ................    7,900,000     8,457,508  October 1997        136        1,098
   The Timbers ....................    8,100,000     8,352,596  June 1998           176          745
 Charlotte, North Carolina
   Hanover Landing ................    5,725,000     7,449,266  August 1995         192          832
   Sailboat Bay ...................    9,100,000    13,464,303  November 1995       358          906
   Bridgetown Bay .................    5,025,000     5,845,929  April 1996          120          867
   Meadow Creek ...................   11,100,000    12,504,352  May 1996            250          860
   Beacon Hill ....................   13,579,203    14,695,613  May 1996            349          734
   Summerwalk .....................    5,660,000     7,538,671  May 1996            160          963
   Paces Glen .....................    7,425,000     8,129,400  July 1996           172          907
   Heatherwood ....................   17,630,457    23,397,697  **                  476        1,186
   Charleston Place ...............    9,475,000    10,210,482  May 1997            214          806
   Stone Point ....................    9,700,000    10,176,529  January 1998        192          848
 Winston-Salem, North Carolina
   Mill Creek .....................    8,550,000     9,584,482  September 1995      220          897
   Glen Eagles ....................    7,300,000     9,033,017  October 1995        166          952
 Wilmington, North Carolina
   Wimbledon Chase ................    3,300,000     5,674,978  February 1994       192          818
   Chase Mooring ..................    3,594,000     5,764,709  August 1994         224          867
   Osprey Landing .................    4,375,000     7,248,041  November 1995       176          981
 Other North Carolina
   Wind Lake ......................    8,760,000    11,085,542  April 1995          299          727
   The Meadows ....................    6,200,000     7,442,434  January 1996        176        1,068
   Signature Place ................    5,462,948     7,258,310  August 1996         171        1,037
   Pinnacle Ridge .................    5,731,150     6,048,013  April 1998          168          885
GEORGIA
 Atlanta, Georgia
   Ashley Run .....................   18,000,000    19,482,278  April 1997          348        1,150
   Carlyle Club ...................   11,580,000    12,854,800  April 1997          243        1,089
   Dunwoody Springs ...............   15,200,000    18,224,312  July 1997           350          948
   Stone Brooke ...................    7,850,000     8,711,137  October 1997        188          937
   Spring Lake ....................    9,000,000     9,363,025  August 1998         188        1,009
 Other Georgia
   West Eagle Greens ..............    4,020,000     6,344,127  March 1996          165          796
   Savannah West ..................    9,843,620    13,289,356  July 1996           450          877

                                       INITIAL                                                  AVERAGE
                                     ACQUISITION        TOTAL            DATE        NUMBER    SQUARE FT.
            DESCRIPTION                  COST        INVESTMENT*       ACQUIRED     OF UNITS    OF UNITS
---------------------------------- --------------- --------------- --------------- ---------- -----------
VIRGINIA
 Richmond, Virginia
   Ashley Park ...................    12,205,000      13,147,418   March 1996         272          765
   Trolley Square ................    10,242,575      13,262,283   ***                325          589
   Hampton Glen ..................    11,599,931      12,746,609   August 1996        232          788
   The Gables ....................    11,500,000      11,804,432   July 1998          224          700
 Virginia Beach, Virginia
   Mayflower Seaside .............     7,634,144      10,191,359   October 1993       263          698
   Harbour Club ..................     5,250,000       6,246,147   May 1994           214          813
   Bay Watch Pointe ..............     3,372,525       4,996,481   July 1995          160          911
   Tradewinds ....................    10,200,000      11,078,865   November 1995      284          930
   Arbor Trace ...................     5,000,000       6,022,029   March 1996         148          850
 Other Virginia
   County Green ..................     3,800,000       5,299,670   December 1993      180        1,000
   Trophy Chase ..................     3,710,000       6,729,365   April 1996         185          803
   Greenbrier ....................    11,099,525      12,491,834   October 1996       258          251
SOUTH CAROLINA
 Greenville, South Carolina
   Polo Club .....................     4,300,000       7,505,936   June 1993          365          807
   Breckinridge ..................     5,600,000       7,062,749   June 1995          236          726
   Magnolia Run ..................     5,500,000       6,909,344   June 1995          212          993
 Columbia, South Carolina
   Stone Ridge ...................     3,325,000       5,814,292   December 1993      191        1,047
   The Arbors at Windsor Lake ....    10,875,000      11,519,973   January 1997       228          966
 Other South Carolina
   Westchase .....................    11,000,000      12,811,352   January 1997       352          806
   Hampton Pointe ................    12,225,000      14,273,203   March 1998         304        1,035
   Cape Landing ..................    17,100,000      17,265,961   October 1998       288          933
                                      ==========      ==========   ===============    ===        =====
                                    $497,520,664    $587,438,358
                                    ------------    ------------


----------
  *  Includes  real  estate   commissions,   closing  costs,   and  improvements
  capitalized since the date of acquisition.

 ** Heatherwood Apartments is comprised of Heatherwood and Italian Village/Villa
    Marina Apartments acquired in September 1996 and August 1997, respectively, at a cost of $10,205,457 and $7,425,000. They are adjoining properties and are operated as one apartment community.

*** Trolley  Square  Apartments is comprised of Trolley  Square East and Trolley
    Square West Apartments acquired in June 1996 and December 1996, respectively, at a cost of $6,000,000 and $4,242,575. They are adjacent properties and are operated as one apartment community.

     The following is a summary of rental property owned by Apple at December 31, 1998. All properties are residential communities. Apple has not disposed of any properties since inception.





                                      INITIAL                                                                 AVERAGE
                                    ACQUISITION        TOTAL            DATE                       NUMBER    SQUARE FT.
           DESCRIPTION                  COST        INVESTMENT*      ACQUIRED**    ENCUMBRANCES   OF UNITS    OF UNITS
--------------------------------- --------------- --------------- --------------- -------------- ---------- -----------
Brookfield ......................  $  5,458,485    $  6,583,990   January 1997              --      232          714
Eagle Crest .....................    15,650,000      17,862,629   January 1997              --      484          887
Aspen Hills .....................     5,690,560       7,502,434   January 1997              --      240          671
Mill Crossing ...................     4,544,121       5,458,746   February 1997             --      184          691
Polo Run ........................     6,858,974       8,061,726   March 1997                --      224          854
Wildwood ........................     3,963,519       4,684,813   March 1997                --      120          755
Toscana .........................     5,854,531       6,792,187   March 1997                --      192          601
The Arbors on Forest Ridge .          7,748,907       8,632,706   April 1997                --      210          804
Pace's Cove .....................     9,277,355       9,833,200   June 1997                 --      328          670
Remington at Las Colinas ........    13,100,000      15,295,457   August 1997               --      362          957
Copper Crossing .................     9,275,000      10,965,314   November 1997             --      400          739
Main Park .......................     8,000,000       8,650,550   February 1998             --      192          939
Timberglen ......................    12,000,000      13,126,845   February 1998             --      304          728
Silverbrook .....................    18,210,000      20,144,422   May 1998         $ 3,047,994      642          791
Summer Tree .....................     5,700,000       6,415,878   June 1998                 --      232          575
Park Village ....................     7,000,000       7,477,425   July 1998                 --      238          647
Cottonwood Crossing .............     5,700,000       6,147,288   July 1998                 --      200          751
Devonshire ......................     5,205,000       6,699,709   July 1998          3,627,425      144          876
Pace's Point ....................    11,405,000      12,869,988   July 1998          7,679,619      300          762
Emerald Oaks ....................    10,930,000      11,768,594   July 1998          6,635,025      250          850
Newport .........................     6,330,000       6,741,792   July 1998          3,020,775      200          741
Estrada Oaks ....................     9,350,000       9,867,652   July 1998                 --      248          771
Burney Oaks .....................     9,300,000       9,679,771   October 1998              --      240          794
Cutter's Point ..................     8,100,000       8,690,442   October 1998              --      196        1,010
The Courts on Pear Ridge ........    11,500,000      11,806,367   November 1998                     242          774
                                   ============    ============   ===============                   ===        =====
                                   $216,151,452    $241,759,925                    $24,010,838
                                   ------------    ------------                    -----------

----------
 * Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition.

** Date listed is the date which the property was first acquired. The subsequent acquisition of adjacent properties has been combined in the other categories.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on April 26, 1999.


                                        APPLE SUITES, INC.



                                        By: /s/ Glade M. Knight
                                           ------------------------------------
                                           Glade M. Knight


                                           President,   and  as  President,  the
                                           Registrant's   Principal   Executive
                                           Officer, Principal Financial Officer
                                           and Principal Accounting Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following person on behalf of the Registrant and in the capacities and on the date indicated.





         SIGNATURE                           CAPACITIES                       DATE
---------------------------   ---------------------------------------   ---------------
      /s/ Glade M. Knight     Director and President, and As            April 26, 1999
-------------------------
                              President, the Registrant's Principal
        Glade M. Knight
                              Executive Officer, Principal Financial
                              Officer and Principal Accounting
                              Officer


                               INDEX TO EXHIBITS



 EXHIBIT
 NUMBER                                    DESCRIPTION OF DOCUMENTS
-------- --------------------------------------------------------------------------------------------
 1       Form of Agency Agreement between the Registrant and David Lerner Associates, Inc. with form of Selected Dealer Agreement attached as Exhibit A thereto.
 3.1     Articles of Incorporation of the Registrant.
 3.2     Bylaws of the Registrant.
 3.3     Form of Amended and Restated Bylaws of the Registrant.
 4.1     Credit Agreement between the Registrant and First Union National Bank.
 4.2     Promissory Note to First Union National Bank.
 4.3     Guaranty of Glade M. Knight.
 5       Form of  Opinion  of  McGuire,  Woods,  Battle &  Boothe  LLP as to the
         legality of the securities being registered.
 8       Form of Opinion of McGuire, Woods, Battle & Boothe LLP as to certain tax matters.
10.1     Form of Advisory Agreement between the Registrant and Apple Suites Advisors, Inc.
10.2     Form of Property Acquisition/Disposition Agreement between the Registrant and Apple
         Suites Realty Group, Inc.
10.3     Form of Apple Suites, Inc. 1999 Incentive Plan.
10.4     Form of Apple Suites, Inc. 1999 Non-Employee Directors Stock Option Plan.
23.1     Consent of McGuire, Woods, Battle & Boothe LLP (included in Exhibits 5 and 8).
23.2     Consent of Ernst & Young LLP.